                                                                  EXHIBIT (d)(1)


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                               EMULEX CORPORATION

                            AVIARY ACQUISITION CORP.

                              AND VIXEL CORPORATION

                           DATED AS OF OCTOBER 8, 2003

                             INDEX OF DEFINED TERMS

Acquisition Agreement.......................................................44
Acquisition Proposal........................................................42
Action of Divestiture.......................................................46
affiliates..................................................................54
Agreement....................................................................1
Appointment Time.............................................................5
Assignee....................................................................56
Audit.......................................................................26
Balance Sheet Date..........................................................18
Certificate of Merger........................................................7
Certificates................................................................10
Closing......................................................................7
Closing Date.................................................................7
COBRA.......................................................................28
Code........................................................................26
Common Stock.................................................................1
Company......................................................................1
Company Agreement...........................................................33
Company Authorizations......................................................21
Company Balance Sheet.......................................................18
Company Board of Directors...................................................1
Company Capital Stock.......................................................14
Company Disclosure Letter...................................................13
Company Employee Plans......................................................27
Company ESPP................................................................11
Company Financials..........................................................18
Company Intellectual Property Rights........................................22
Company Option..............................................................11
Company Options.............................................................11
Company SEC Reports.........................................................17
Company Technology..........................................................22
Company Trademarks..........................................................22
Company Warrants............................................................12
Computer Software...........................................................22
Confidentiality Agreement...................................................43
Copyrights..................................................................22
Current Annual Premium Amount...............................................48
DGCL.........................................................................1
Dissenting Shares...........................................................11
Effective Time...............................................................7
Encumbrances................................................................15
Environmental Claims........................................................25
Environmental Laws..........................................................25
ERISA.......................................................................27
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ERISA Affiliate.............................................................27
Exchange Act.................................................................2
Expense Fee.................................................................52
Fully Diluted Basis..........................................................3
GAAP........................................................................18
Governmental Entity.........................................................17
group.......................................................................54
HSR Act.....................................................................17
Indebtedness................................................................15
Indemnified Parties.........................................................47
Independent Directors........................................................5
Initial Expiration Date......................................................2
Intellectual Property Rights................................................22
IRS.........................................................................28
knowledge...................................................................54
Legal Requirement...........................................................47
License Agreements..........................................................22
Material Adverse Effect.....................................................54
Materials of Environmental Concern..........................................24
Merger.......................................................................6
Merger Agreement.............................................................3
Merger Consideration.........................................................9
Minimum Condition............................................................3
Nasdaq.......................................................................5
Non-Competition Agreements...................................................2
NYSE........................................................................12
Offer........................................................................1
Offer Documents..............................................................4
Offer Price..................................................................1
Offer to Purchase............................................................3
Option Exchange Ratio.......................................................12
Option Plans................................................................11
Parent.......................................................................1
Parent Common Stock.........................................................11
Patents.....................................................................22
Paying Agent.................................................................9
Payment Fund.................................................................9
person......................................................................55
Preferred Stock.............................................................14
Proxy Statement..............................................................8
Purchaser....................................................................1
Purchaser Common Stock.......................................................9
Purchaser Option.............................................................2
Real Property...............................................................21
Registered Company IP.......................................................22
Regulation M-A...............................................................4
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Representatives.............................................................42
Rights.......................................................................1
Rights Agreement.............................................................1
Schedule 14D-9...............................................................4
Schedule TO..................................................................4
SEC..........................................................................3
Section 16 Affiliate........................................................13
Securities Act..............................................................17
Series A Preferred Stock....................................................14
Series B Preferred Stock.....................................................1
Shares.......................................................................1
Special Meeting..............................................................7
Stockholder..................................................................1
Stockholders Agreements......................................................1
subsidiary..................................................................55
Superior Proposal...........................................................43
Surviving Corporation........................................................6
Takeover Proposal...........................................................43
Tax.........................................................................26
Tax Authority...............................................................26
Tax Returns.................................................................27
Taxes.......................................................................26
Technology..................................................................22
Termination Date............................................................50
Termination Fee.............................................................52
the business of.............................................................54
Trade Secrets...............................................................22
Trademarks..................................................................22
Transactions................................................................55
Voting Debt.................................................................15
WARN Act....................................................................30

                                TABLE OF CONTENTS

                                                                            Page

  ARTICLE I THE OFFER AND THE MERGER.........................................2
  1.1   The Offer............................................................2
  1.2   Company Actions......................................................4
  1.3   Directors............................................................5
  1.4   The Merger...........................................................6
  1.5   Effective Time.......................................................7
  1.6   Closing..............................................................7
  1.7   Directors and Officers of the Surviving Corporation..................7
  1.8   Subsequent Actions...................................................7
  1.9   Stockholders' Meeting................................................7
  1.10  Merger Without Meeting of Stockholders...............................8
  ARTICLE II CONVERSION OF SECURITIES........................................9
  2.1   Conversion of Capital Stock..........................................9
  2.2   Exchange of Certificates.............................................9
  2.3   Dissenting Shares...................................................11
  2.4   Stock Option and Other Plans........................................11
  2.5   Company Warrants....................................................12
  2.6   Section 16..........................................................13
  2.7   Withholding.........................................................13
  2.8   Transfer Taxes......................................................13
  ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY.................13
  3.1   Organization, Standing and Power....................................14
  3.2   Capitalization......................................................14
  3.3   Authorization; Validity of Agreement; Company Action................16
  3.4   Board Approvals.....................................................16
  3.5   Required Vote.......................................................17
  3.6   Consents and Approvals; No Violations...............................17
  3.7   SEC Filings; Company Financial Statements...........................17
  3.8   Absence of Certain Changes..........................................19
  3.9   Absence of Undisclosed Liabilities..................................20
  3.10  Litigation..........................................................20
  3.11  Restrictions on Business Activities.................................21
  3.12  Governmental Authorization..........................................21
  3.13  Real and Personal Property..........................................21
  3.14  Technology and Intellectual Property................................22
  3.15  Environmental Matters...............................................24
  3.16  Taxes...............................................................25
  3.17  Employee Benefit Plans..............................................27
  3.18  Certain Agreements Affected by the Merger...........................29
  3.19  Employee Matters....................................................29
  3.20  Potential Conflict of Interest......................................31
  3.21  Insurance...........................................................31
  3.22  Compliance With Laws................................................32
  3.23  Minute Books........................................................32
  3.24  Complete Copies of Materials........................................32
  3.25  Brokers' and Finders' Fees..........................................32
  3.26  Customers and Suppliers.............................................32
  3.27  Material Contracts..................................................33
  3.28  Third Party Consents................................................33
  3.29  Product Releases....................................................33
  3.30  Company Design Wins.................................................33
  3.31  Orders, Commitments and Returns.....................................34
  3.32  Support, Maintenance and Warranty Obligations.......................34
  3.33  Inventory...........................................................34
  3.34  Accounts Receivable.................................................34
  3.35  Information in the Proxy Statement..................................34
  3.36  Information in the Offer Documents and the Schedule 14D-9...........35
  3.37  Opinion of Financial Advisor........................................35
  3.38  Personnel...........................................................35
  3.39  Rights Agreement....................................................35
  3.40  Absence of Questionable Payments....................................36
  3.41  Representations Complete............................................36
  ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT.......................36
  4.1   Corporate Existence.................................................36
  4.2   Corporate Authorization.............................................36
  4.3   Consents and Approvals; No Violations...............................36
  4.4   Information in the Proxy Statement..................................37
  4.5   Information in the Offer Documents..................................37
  4.6   Financing...........................................................37
  4.7   DGCL 203............................................................37
  ARTICLE V CONDUCT PRIOR TO THE EFFECTIVE TIME.............................37
  5.1   Conduct of Business by the Company..................................37
  5.2   No Solicitation.....................................................42
  ARTICLE VI ADDITIONAL AGREEMENTS..........................................44
  6.1   Confidentiality; Access to Information..............................44
  6.2   Public Disclosure...................................................45
  6.3   Reasonable Efforts; Notification....................................45
  6.4   Indemnification.....................................................47
  6.5   Litigation..........................................................48
  6.6   Interim Directors...................................................48
  6.7   Resignation of Directors............................................48
  6.8   Rights Agreement....................................................48
  6.9   Benefit Plans.......................................................48
  6.10  Guarantee of Performance............................................49
  ARTICLE VII CONDITIONS....................................................49
  7.1   Conditions to Obligations of Each Party to Effect the Merger........49
  ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER............................50
  8.1   Termination.........................................................50

  8.2   Effect of Termination...............................................51
  8.3   Fees and Expenses...................................................52
  ARTICLE IX GENERAL PROVISIONS.............................................53
  9.1   Non-Survival of Representations and Warranties......................53
  9.2   Extension; Waiver...................................................53
  9.3   Notices.............................................................53
  9.4   Interpretation; Certain Defined Terms...............................54
  9.5   Counterparts........................................................55
  9.6   Entire Agreement; Third Party Beneficiaries.........................55
  9.7   Severability........................................................55
  9.8   Other Remedies; Specific Performance................................56
  9.9   Governing Law; Venue................................................56
  9.10  Rules of Construction...............................................56
  9.11  Assignment..........................................................56
  9.12  Amendment and Modification..........................................57
  9.13  No Waiver...........................................................57
  9.14  Waiver of Jury Trial................................................57

                                INDEX OF EXHIBITS

Exhibit A   Form of Stockholders Agreement

Exhibit B   Form of Purchaser Option Agreement

Exhibit C   Form of Non-Competition Agreement

Exhibit D   Form of Certificate of Incorporation of Surviving Corporation

Exhibit E   Forms of Termination Fee Note and Security Agreement

                          AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), is entered into as of October 8, 2003 by and among Emulex Corporation, a Delaware corporation ("Parent"), Aviary Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Purchaser"), and Vixel Corporation, a Delaware corporation (the "Company").

                                    RECITALS

      A. The Board of Directors of each of Parent, Purchaser and the Company has approved, and deems it advisable and in the best interests of its respective stockholders to consummate, the acquisition of the Company by Parent upon the terms and subject to the conditions set forth herein.

      B. In furtherance thereof, it is proposed that Purchaser commence a cash tender offer (as it may be amended from time to time as permitted by this Agreement, the "Offer") to acquire (i) all shares of the issued and outstanding common stock, par value $.0015 per share (the "Common Stock"), of the Company (together with any associated preferred stock or other rights (the "Rights") issued pursuant to the Rights Agreement, dated as of November 15, 2000, between the Company and Computer Share Trust Company, Inc. (as the same has been amended through the date hereof, the "Rights Agreement")) and (ii) all shares of the issued and outstanding Series B convertible preferred stock, par value $.001 per share (the "Series B Preferred Stock" and, together with the Common Stock and the associated Rights, the "Shares"), for $10.00 per Share, net to the seller thereof in cash (such price, or any such higher price per Share as may be paid in the Offer, referred to herein as the "Offer Price"), subject to the terms and conditions of this Agreement.

      C. The Board of Directors of each of Parent, Purchaser and the Company has approved this Agreement, the Purchaser Option (as defined in Recital F) and the Transactions (as defined in Section 9.4(h)), including the Merger (as defined in Section 1.4) following the Offer in accordance with the Delaware General Corporation Law ("DGCL") and upon the terms and subject to the conditions set forth herein. Such approval of this Agreement, the Purchaser Option and the Transactions, including the Merger, by the Board of Directors of the Company (the "Company Board of Directors") was unanimous.

      D. The Company Board of Directors has unanimously determined that the consideration to be paid for each Share in the Offer and the Merger is fair to and in the best interests of the Company and the holders of such Shares and has recommended that the holders of such Shares accept the Offer and tender their Shares pursuant to the Offer and has further unanimously determined that this Agreement is advisable and recommended that, following the Offer, the stockholders of the Company approve and adopt this Agreement and each of the Transactions upon the terms and subject to the conditions set forth herein.

      E. Contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent's and Purchaser's willingness to enter into this Agreement, certain stockholders of the Company (each, a "Stockholder") are entering into a Stockholders Agreement (the "Stockholders Agreement") in the form attached hereto as Exhibit A, pursuant to which each such Stockholder has agreed, among other things, to tender his, her or its Shares in the Offer and to grant Parent a proxy with respect to the voting of such Shares in favor of the Merger upon the terms and subject to the conditions set forth therein.

      F. As a condition and further inducement to Parent and Purchaser to enter into this Agreement and incur the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Purchaser and the Company are entering into a Stock Option Agreement in the form of Exhibit B hereto (the "Purchaser Option"), pursuant to which, among other things, the Company has granted Purchaser an option to purchase certain newly-issued shares of Common Stock and Series B Preferred Stock, subject to certain conditions.

      G. In addition, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent's and Purchaser's willingness to enter into this Agreement, certain employees of the Company are entering into Non-Competition Agreements with Parent in the forms attached hereto as Exhibit C (collectively, the "Non-Competition Agreements").

      H. The Company, Parent and Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the Offer, the Merger and the other Transactions.

      NOW, THEREFORE, in consideration of the foregoing and the respective covenants, agreements, representations and warranties set forth herein, the parties agree as follows:

                                    ARTICLE I

                            THE OFFER AND THE MERGER

      1.1 The Offer.

            (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.1 and none of the events set forth in Annex I hereto shall have occurred and be continuing, Purchaser shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act")) the Offer as promptly as practicable on or after October 15, 2003 and the Offer shall remain open at least twenty (20) business days (as defined in Rule 14d-1(g)(3) of the Exchange Act) from commencement of the Offer (the "Initial Expiration Date"). The obligation of Purchaser to accept for payment and to pay for any Shares validly tendered and not withdrawn prior to the expiration of the Offer (as it may be extended in accordance with requirements of this Section 1.1(a)) shall be subject only to (i) there being validly tendered and not withdrawn prior to the expiration of the Offer (x) that number of shares of Common Stock which, together with any shares of Common Stock then owned by Parent or Purchaser (without giving effect to shares subject to purchase under the Purchaser Option or the Stockholders Agreements), represents greater than 50.1% of the shares of Common Stock outstanding on a Fully Diluted Basis and (y) there being validly tendered and not withdrawn prior to the expiration of the Offer that number of shares of Series B Preferred Stock which, together with any shares of Series B Preferred then owned by Parent or Purchaser (without giving effect to shares subject to purchase under the Purchaser Option or the Stockholders Agreements), represents greater than 50.1% of the Series B Preferred Stock outstanding on a Fully Diluted Basis (clauses (x) and (y) together, the "Minimum Condition"); and (ii) the other conditions set forth in Annex I hereto. As used in this Agreement, "Fully Diluted Basis" shall refer, with respect to the Common Stock, to the number of shares of Common Stock issued and outstanding at any time after taking into account all shares of Common Stock issuable upon the conversion of convertible securities (other than the shares of Series B Preferred Stock) or upon the exercise of any options, warrants or other rights to purchase shares of Common Stock (whether or not exercised or converted at the time of determination) and, with respect to the Series B Preferred Stock, to the number of shares of Series B Preferred Stock issued and outstanding at any time after taking into account all shares of Series B Preferred Stock issuable upon the conversion of convertible securities or upon the exercise of any options, warrants or other rights to purchase shares of Series B Preferred Stock (whether or not converted at the time of determination). Subject to the prior satisfaction of the Minimum Condition and the prior satisfaction or waiver by Parent or Purchaser of the other conditions of the Offer set forth in Annex I hereto, Purchaser shall consummate the Offer in accordance with its terms and accept for payment and pay for all Shares tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") that contains the terms set forth in this Agreement, the Minimum Condition and the other conditions set forth in Annex I hereto. Parent expressly reserves the right to waive any of such conditions, to increase the Offer Price and to make any other changes in the terms of the Offer; provided, however, that Purchaser shall not, and Parent shall cause Purchaser not to, waive the Minimum Condition, decrease the Offer Price, change the form of consideration payable in the Offer, decrease the number of Shares sought in the Offer, impose additional conditions to the Offer, extend the Offer beyond the Initial Expiration Date except as set forth below, or amend any other condition of the Offer in any manner adverse to the holders of the Shares, in each case without the prior written consent of the Company (such consent to be authorized by the Company Board of Directors or a duly authorized committee thereof). Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (i) if, at any scheduled expiration of the Offer any of the conditions to Purchaser's obligation to accept Shares for payment shall not be satisfied or waived, extend the Offer beyond the Initial Expiration Date for a time period reasonably necessary to permit such condition to be satisfied, (ii) extend the Offer for any period required by any rule, regulation or interpretation of the United States Securities and Exchange Commission ("SEC"), or the staff thereof, applicable to the Offer or (iii) extend (or re-extend) the Offer for an aggregate period of not more than five
(5) business days beyond the latest applicable date that would otherwise be permitted under clause (i) or (ii) of this sentence, if, as of such date, all of the conditions to Purchaser's obligations to accept Shares for payment are satisfied or waived, but there shall not have been validly tendered and not withdrawn pursuant to the Offer that number of Shares necessary on a Fully Diluted Basis to permit the Merger to be effected without a meeting of the Company's stockholders in accordance with the DGCL. Purchaser may, without the consent of the Company, extend the Offer in accordance with Rule 14d-11 under the Exchange Act. In addition, the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such increase, in each case without the consent of the Company.

            (b) As soon as practicable after the date the Offer is commenced, Parent and Purchaser shall file with the SEC, pursuant to Regulation M-A under the Exchange Act

("Regulation M-A"), a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the "Schedule TO"). The Schedule TO shall include the summary term sheet required under Regulation M-A and, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement (collectively, together with any amendments and supplements thereto, the "Offer Documents"). The Company hereby consents to the inclusion in the Offer Documents of the recommendation referred to in clause (c) of Section 3.4 and the approval of the Board of Directors referred to in Section 3.4. Parent and Purchaser agree to take all steps necessary to cause the Offer Documents to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and Purchaser, on the one hand, and the Company, on the other hand, agree to promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by law. Parent and Purchaser further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review the Schedule TO before it is filed with the SEC. In addition, Parent and Purchaser agree to provide the Company and its counsel with any comments, whether written or oral, that Parent, Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments, and any written or oral responses thereto.

      1.2 Company Actions.

            (a) On the date the Offer is commenced, the Company shall, in a manner that complies with Rule 14d-9 under the Exchange Act, file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments, supplements and exhibits thereto, the "Schedule 14D-9") which shall, subject to the provisions of Section 5.2, contain the recommendation referred to in clause (c) of Section 3.4 and the approval of the Board of Directors referred to in Section 3.4. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company, on the one hand, and Parent and Purchaser, on the other hand, agree to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by law. The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Parent, Purchaser and their counsel shall be given the opportunity to review and comment on the Schedule 14D-9 and any amendment thereto before it is filed with the SEC. In addition, the Company agrees to provide Parent, Purchaser and their counsel in writing with any comments, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments, and to consult with Parent, Purchaser and their counsel prior to responding to any such comments, either in written or oral form.

            (b) In connection with the Offer, the Company shall promptly furnish or cause to be furnished to Parent or Purchaser mailing labels, security position listings and all available listings and computer files containing the names and addresses of the record holders of the Shares as of a recent date, and shall promptly furnish Parent or Purchaser with such information and assistance (including, but not limited to, lists of holders of the Shares, updated periodically, and their addresses, mailing labels and lists of security positions) as Parent or Purchaser or their agent(s) may reasonably request.

      1.3 Directors.

            (a) Effective upon the purchase of and payment for any Shares by Parent or Purchaser or any of their affiliates pursuant to the Offer (the "Appointment Time"), Parent shall be entitled to elect or designate such number of directors, rounded up to the next whole number, on the Company Board of Directors as is equal to the product of the total number of directors on the Company Board of Directors (giving effect to the directors elected or designated by Parent pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by Purchaser, Parent and any of their affiliates bears to the total number of Shares then outstanding. The Company shall, upon Parent's request, use all reasonable efforts to promptly increase the size of the Company Board of Directors, including by amending the Bylaws of the Company if necessary so as to increase the size of the Company Board of Directors, or use all reasonable efforts to promptly secure the written resignations of such number of its incumbent directors, or both, as is necessary to enable Parent's designees to be so elected or designated to the Company Board of Directors, and shall use all reasonable efforts to cause Parent's designees to be so elected or designated at the Appointment Time. At the Appointment Time, the Company shall, upon Parent's request, also use all reasonable efforts to cause persons elected or designated by Parent to constitute the same percentage (rounded up to the next whole number) as is on the Company Board of Directors of (i) each committee of the Company Board of Directors; (ii) each board of directors (or similar body) of each Company subsidiary; and (iii) each committee (or similar body) of each such board, in each case only to the extent permitted by applicable law or the rules of any stock exchange or trading market on which the Company's common stock is listed or traded. The Company shall promptly upon execution of this Agreement take all actions required pursuant to such Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder in order to fulfill its obligations under this Section 1.3(a), including, but not limited to, mailing to stockholders (together with the Schedule 14D-9) the information required by
Section 14(f) and Rule 14f-l as is necessary to enable Parent's designees to be elected or designated to the Company Board of Directors. Parent or Purchaser shall supply the Company information with respect to either of them and their nominees, officers, directors and affiliates to the extent required by Section 14(f) and Rule 14f-l. The provisions of this Section 1.3(a) are in addition to and shall not limit any rights that any of Purchaser, Parent or any of their respective affiliates may have as a holder or beneficial owner of Shares as a matter of law with respect to the election of directors or otherwise.

            (b) In the event that Parent's designees are elected or designated to the Company Board of Directors, then, until the Effective Time (as defined in Section 1.5), the Company shall cause the Company Board of Directors to have at least two (2) directors who are directors on the date hereof including at least two (2) directors, or such other number as may be required by the rules of the Nasdaq Stock Market, Inc. (the "Nasdaq"), who are independent directors for purposes of the continued listing requirements of Nasdaq (the "Independent Directors");

provided, however, that if any Independent Director is unable to serve due to death or disability, the remaining Independent Director(s) shall be entitled to elect or designate another person (or persons) who serves as a director on the date hereof to fill such vacancy, and such person (or persons) shall be deemed to be an Independent Director for purposes of this Agreement. If no Independent Director then remains, the other directors shall designate two (2) persons, or such other number as may be required by the rules of the Nasdaq, who are directors on the date hereof (or, in the event there shall be less than two (2) directors, or such other number as may be required by the rules of the Nasdaq, available to fill such vacancies as a result of such persons' deaths, disabilities or refusals to serve, such smaller number of persons who are directors on the date hereof) to fill such vacancies and such persons shall be deemed Independent Directors for purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, if Parent's designees constitute a majority of the Company Board of Directors after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, then the affirmative vote of a majority of the Independent Directors (or if only one exists, then the vote of such Independent Director) shall be required to (i) amend or terminate this Agreement by the Company; (ii) exercise or waive any of the Company's rights, benefits or remedies hereunder, if such action would materially and adversely affect holders of Shares other than Parent or Purchaser; (iii) amend the Certificate of Incorporation or Bylaws of the Company if such action would materially and adversely affect holders of Shares other than Parent or Purchaser; or (iv) take any other action of the Company Board of Directors under or in connection with this Agreement if such action would materially and adversely affect holders of Shares other than Parent or Purchaser; provided, however, that if there shall be no Independent Directors as a result of such persons' deaths, disabilities or refusal to serve, then such actions may be effected by a 66-2/3% vote of the entire Company Board of Directors. The Independent Directors shall have the authority to retain such counsel and other advisors at the expense of the Company as determined appropriate by a majority of the Independent Directors.

      1.4 The Merger.

            (a) Subject to the terms and conditions of this Agreement, at the Effective Time, the Company and Purchaser shall consummate a merger (the "Merger") in accordance with the DGCL pursuant to which (i) Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser shall thereupon cease; (ii) the Company shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware; (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger; and (iv) the Company shall succeed to and assume all the rights and obligations of Purchaser. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation." The Merger shall have the effects set forth in the DGCL.

            (b) The Certificate of Incorporation of the Surviving Corporation shall be amended in the Merger to read substantially as set forth on Exhibit D hereto.

            (c) The Bylaws of Purchaser, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, except as to the name of the Surviving Corporation, until thereafter amended as provided by the DGCL, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

      1.5 Effective Time. Parent, Purchaser and the Company shall cause an appropriate certificate of merger or certificate of ownership and merger (the "Certificate of Merger") to be executed and filed on the Closing Date (as defined in Section 1.6) (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective at the time and on the date on which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such time and date as is agreed upon by the parties and specified in the Certificate of Merger, such time and date hereinafter referred to as the "Effective Time."

      1.6 Closing. The closing of the Merger (the "Closing") will take place at 9:00 a.m. (California time) on a date to be specified by the parties, such date to be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VII (the "Closing Date"), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 525 University Avenue, Suite 1100, Palo Alto, California 94301, unless another date or place is agreed to in writing by the parties hereto.

      1.7 Directors and Officers of the Surviving Corporation. The directors of Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation and the officers of Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

      1.8 Subsequent Actions. If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each such corporation or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

      1.9 Stockholders' Meeting.

            (a) If required by applicable law in order to consummate the Merger, the Company, acting through the Company Board of Directors, shall promptly, in accordance with applicable law and the Company's Certificate of Incorporation and Bylaws:

                  (i) duly call, give notice of, convene and hold a special meeting of its stockholders to consider and take action upon the approval and adoption of this Agreement and the approval of the Merger (the "Special Meeting") as soon as reasonably practicable following the acceptance for payment and purchase of Shares by Purchaser pursuant to the Offer for the purpose of considering and taking action upon this Agreement;

                  (ii) prepare and file with the SEC under the Exchange Act a preliminary proxy or information statement relating to the Merger and this Agreement and use all reasonable efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after Parent and its counsel shall have had a reasonable opportunity to review and comment on the Proxy Statement, respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (the "Proxy Statement") to be mailed to its stockholders as promptly as practicable;

                  (iii) include in the Proxy Statement the unanimous recommendation of the Company Board of Directors that stockholders of the Company vote in favor of the approval of the Merger and the approval and adoption of this Agreement;

                  (iv) use all reasonable efforts to solicit from holders of Shares proxies in favor of the Merger and take all other action reasonably necessary or, in the reasonable opinion of Parent and Purchaser, advisable to secure the approval of stockholders required by the DGCL and any other applicable law and the Company's Certificate of Incorporation and Bylaws (if applicable) to effect the Merger; provided, that the obligations set forth in clauses (iii) and (iv) of this Section 1.9(a) shall be subject to Sections 1.10 and 5.2; and

                  (v) at or prior to the Closing, deliver to Parent a certificate of its corporate secretary setting forth the voting results from the Special Meeting.

            (b) Parent agrees to vote, or cause to be voted, all of the Shares then owned by it, Purchaser or any of its other subsidiaries in favor of the approval of the Merger and the adoption of this Agreement.

      1.10 Merger Without Meeting of Stockholders. Notwithstanding Section 1.9, in the event that Parent or Purchaser shall acquire at least ninety percent (90%) of the outstanding shares of each class of capital stock of the Company entitled to vote on the Merger, pursuant to the Offer or otherwise, the parties hereto agree that, subject to Article VII, Parent and Purchaser shall take, or cause to be taken, all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

      2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of common stock, par value $0.01 per share, of Purchaser ("Purchaser Common Stock"):

            (a) Purchaser Common Stock. Each issued and outstanding share of Purchaser Common Stock shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

            (b) Cancellation of Treasury Stock and Parent-Owned Stock. All Shares that are owned by the Company as treasury stock and any Shares owned by Parent, Purchaser or any other wholly-owned subsidiary of Parent shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

            (c) Conversion of Shares. Each issued and outstanding Share (other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares (as defined in Section 2.3(a))) shall be converted into the right to receive the Offer Price, payable to the holder thereof in cash, without interest and subject to withholding in accordance with Section 2.7 (the "Merger Consideration"). From and after the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2.

      2.2 Exchange of Certificates.

            (a) Paying Agent. Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of Shares in connection with the Merger (the "Paying Agent") and to receive the funds to which holders of Shares shall become entitled pursuant to Section 2.1(c). Promptly after the Effective Time, Parent or Purchaser shall deposit, or cause to be deposited, with the Paying Agent cash in immediately available next-day funds in an amount equal to the aggregate Merger Consideration (the "Payment Fund"). For purposes of determining the amount of Merger Consideration to be so deposited, Parent and Purchaser shall assume that no stockholder of the Company will perfect any right to appraisal of his, her or its Shares. Such funds shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation, in its sole discretion, pending payment thereof by the Paying Agent to the holders of the Shares. In the event the cash in the Payment Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Paying Agent thereunder, then Parent and the Surviving Corporation shall promptly deposit cash in the Payment Fund in an amount which is equal to the deficiency. Earnings from such investments shall be the sole and exclusive property of Parent and the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of Shares.

            (b) Exchange Procedures. Promptly after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding Shares (the "Certificates"), whose shares were converted pursuant to
Section 0 into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify); and (ii) instructions for effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed and properly completed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration, without interest, for each Share formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2, without interest thereon, and shall not evidence any interest in, or any right to exercise the rights of a stockholder or other equity holder of the Company or the Surviving Corporation. Notwithstanding the foregoing, any surrendered Certificate that represents Dissenting Shares shall be returned to the person surrendering such Certificate.

            (c) Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

            (d) Termination of Fund; No Liability. At any time following one (1) year after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent and not disbursed (or for which disbursement is pending subject only to the Paying Agent's routine administrative procedures) to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law to the extent that such law requires such delivery.

            (e) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto.

      2.3 Dissenting Shares.

            (a) Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who complies with Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal. From and after the Effective Time, a stockholder who has properly exercised such appraisal rights shall not have any rights of a stockholder of the Company or the Surviving Corporation with respect to such Shares, except those provided under Section 262 of the DGCL. A holder of Dissenting Shares shall be entitled to receive payment of the appraised value of such Shares held by him or her in accordance with Section 262 of the DGCL, unless, after the Effective Time, such holder fails to perfect or withdraws or loses his, her or its right to appraisal, in which case such Shares shall be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificate or Certificates representing such Shares pursuant to Section 2.2.

            (b) The Company shall give Parent (i) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights of appraisal and (ii) the opportunity to participate in the conduct of all negotiations and proceedings with respect to demands for appraisal under the DGCL. Except with the prior written consent of Parent, the Company shall not voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for appraisal.

      2.4 Stock Option and Other Plans.

            (a) As of the Effective Time, each outstanding stock option, stock equivalent right or right to acquire Shares (a "Company Option" or "Company Options") granted under the Company's Amended and Restated 1995 Stock Option Plan, 1999 Equity Incentive Plan (as amended), 2000 Non-Officer Equity Incentive Plan and 1999 Employee Stock Purchase Plan ("Company ESPP") (collectively, the "Option Plans"), whether or not then exercisable or vested, shall (without any action on the part of the Company) automatically be converted into an option to purchase Parent common stock, par value $.01 per share ("Parent Common Stock"), in accordance with this Section 2.4(a). Each Company Option so converted shall continue to have, and be subject to, similar terms and conditions (including vesting schedule) as are currently applicable to each such Company Option, except that, as of the Effective Time, (i) each Company Option shall be exercisable (or shall become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio (defined below), rounded to the nearest whole number, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Company Option so converted shall be equal to the quotient determined by dividing the exercise price per share of Common Stock at which such Company

Option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio, rounded up to the nearest whole cent. As used in this Agreement, "Option Exchange Ratio" means the quotient determined by dividing the Merger Consideration by the average closing prices of Parent Common Stock on the New York Stock Exchange, Inc. ("NYSE") Composite Transaction Tape for the five business day period ending two days prior the Effective Time. Notwithstanding the foregoing, the conversion of any Company Options which are "incentive stock options," within the meaning of Section 422 of the Code, into options to purchase Parent Common stock shall be made so as not to constitute a "modification" of such Company Options within the meaning of Section 424 of the Code.

            (b) (i) As of the Effective Time, except as provided in this Section 2.4, all rights under any provision of the Option Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary of the Company shall be cancelled. The Company shall take all action necessary to ensure that, as of and after the Effective Time, except as provided in this Section 2.4, no person shall have any right under the Option Plans or any other plan, program or arrangement with respect to equity securities of the Company, the Surviving Corporation or any subsidiary thereof and (ii) upon completion of the existing Offering (as defined in the Company ESPP), the Company shall not permit a new Offering to commence under the Company ESPP without the prior written consent of Parent.

            (c) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon the exercise of Company Options assumed in accordance with Section 2.4(a). Promptly after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of Parent Common Stock subject to any assumed Company Options.

            (d) At or before the Effective Time, the Company shall cause to be effected any necessary amendments to the Option Plans to give effect to the foregoing provisions of this Section 2.4.

      2.5 Company Warrants. If permitted under the terms of the applicable governing instruments, the Company shall take all necessary action such that, at the Effective Time, each holder of an outstanding warrant to purchase shares of Common Stock (collectively, the "Company Warrants") shall have the right to receive, in lieu of the shares of Common Stock theretofore issuable upon exercise of such Company Warrant, an amount per share equal to the excess of the Merger Consideration over the exercise price per share of such Company Warrant; provided, however, that to the extent the foregoing is not permissible under the terms of any such Company Warrant, each such Company Warrant shall, at the Effective Time, be deemed to constitute a warrant to acquire, upon payment of the aggregate exercise price of such Company Warrant, and otherwise on the same terms and conditions as were applicable under such Company Warrant prior to the Effective Time, the aggregate Merger Consideration that the holder of such Company Warrant would have been entitled to receive pursuant to Article II of this Agreement had such holder exercised such Company Warrant in full immediately prior to the Effective Time. The Company shall deliver to each holder of a Company Warrant timely notice of the Merger in accordance with the provisions thereof. The Company shall take all necessary actions to provide that as of the Effective Time no holder of a Company Warrant will have the right to receive shares of common stock of the Surviving Corporation upon the exercise of any Company Warrant.

      2.6 Section 16. Parent, the Surviving Corporation and the Company shall each take all such steps as may be required to provide that, with respect to each Section 16 Affiliate (as defined below), (a) the transactions contemplated by this section, and (b) any other dispositions of Company equity securities (including derivative securities) or other acquisitions of Parent equity securities (including derivative securities) in connection with this Agreement, shall be exempt under Rule 16b-3 promulgated under the Exchange Act, in accordance with the terms and conditions set forth in that certain No-Action Letter, dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP. For purposes of this Agreement, "Section 16 Affiliate" shall mean each individual who (a) immediately prior to the Effective Time is a director or officer of the Company or (b) at the Effective Time will become a director or officer of Parent or the Surviving Corporation.

      2.7 Withholding. The Surviving Corporation, the Paying Agent, and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as the Surviving Corporation, the Paying Agent, or Parent has determined is required to be deducted and withheld with respect to the making of such payment under any provision of Federal, state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation, the Paying Agent, or Parent such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Surviving Corporation, the Paying Agent, or Parent, as the case may be.

      2.8 Transfer Taxes. If payment of the Offer Price payable to a holder of Shares pursuant to the Offer or the Merger is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid all transfer and other Taxes required by reason of the issuance to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not applicable.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Except as disclosed in that section of the letter of even date herewith delivered by the Company to Parent and Purchaser prior to the execution and delivery of this Agreement (the "Company Disclosure Letter") corresponding to the section of this Agreement to which any of the following representations or warranties pertain, the Company represents and warrants to Parent and Purchaser as set forth below. Each exception set forth in the Company Disclosure Letter is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement and relates only to such section except where it is readily apparent from the text that such disclosure is relevant to such other sections.

      3.1 Organization, Standing and Power.

            (a) The Company and each of its subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of the Company and its subsidiaries has all corporate power and all governmental licenses, authorizations, permits, consents and approvals to own, lease and operate its properties and to carry on its business as now being conducted and as currently proposed to be conducted. The Company and each of its subsidiaries is duly qualified to do business as a foreign corporation where the character of the property owned or leased by it or the business conduct or nature of its activities makes such qualification necessary and is in good standing in each applicable jurisdiction. Section 3.1(b) of the Company Disclosure Letter sets forth the name, jurisdiction of incorporation and outstanding capital of each Company subsidiary and the jurisdictions in which the Company and each of its subsidiaries is qualified to do business.

            (b) The Company has delivered to Parent a true and correct copy of the Certificate of Incorporation and Bylaws, or other equivalent charter documents, as applicable, of the Company and each of its subsidiaries, each as amended to date. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent charter documents, as applicable. Except for the entities identified in Section 3.1(b) of the Company Disclosure Letter, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

      3.2 Capitalization.

            (a) The authorized capital stock of the Company consists of (i) 60,000,000 shares of Common Stock, and (ii) 5,000,000 shares of preferred stock, par value $.001 per share ("Preferred Stock" ), of which 600,000 are designated as Series A Junior Participating Preferred Stock (the "Series A Preferred Stock") and 4,400,000 are designated as the Series B Preferred Stock (the Series B Preferred Stock together with the Series A Preferred Stock and the Common Stock, the "Company Capital Stock"). As of the close of business on September 28, 2003, (i) 24,696,691 shares of Common Stock were issued and outstanding (excluding 1,895,426 shares of Common Stock issued and held in the treasury of the Company), (ii) no shares of Series A Preferred Stock were issued and outstanding, (iii) 2,947,651 shares of Series B Preferred Stock were issued and outstanding, (iv) 1,895,426 shares of Common Stock and no shares of Preferred Stock were issued and held in the treasury of the Company, (v) 7,184,688 shares of Common Stock were reserved for issuance pursuant to outstanding Company Options, (vi) 1,277,183 shares of Common Stock were subject to issuance under Company Warrants and (vii) 114,539 shares of Common Stock were available for issuance in the purchase period ending October 31, 2003 under the Company ESPP. All of the outstanding shares of Company Capital Stock are, and all shares of Company Capital Stock which may be issued pursuant to the exercise of outstanding Company Options and Company Warrants will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. The rights, preferences and privileges of the Preferred Stock are as set forth in the Certificate of Incorporation of the Company and in the Certificate of Designation for each of the Series A

Preferred Stock and Series B Preferred Stock. None of the outstanding securities of the Company has been issued in violation of any federal or state securities laws.

            (b) Except as set forth above, as of the date hereof, (i) there are no shares of capital stock of the Company authorized, issued or outstanding,
(ii) there are no existing options, warrants, calls, preemptive or similar rights, bonds, debentures, notes or other indebtedness having general voting rights or debt convertible into securities having such rights ("Voting Debt") or subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company obligating the Company to issue, transfer or sell or cause to be issued, transferred, sold or repurchased any options or shares of capital stock or Voting Debt of, or other equity interest in, the Company or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment and
(iii) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Company Capital Stock, or other capital stock of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity. All of the outstanding capital stock of each subsidiary of the Company is owned directly or indirectly by the Company and each such share owned by the Company or any of its subsidiaries, is free and clear of all liens, charges, security interests, options, claims, mortgages, pledges, assessments, charges, adverse claims, rights of others or restrictions (whether on voting, sale, transfer, disposition or otherwise) or other encumbrances or restrictions of any nature whatsoever whether imposed by agreement, understanding, law or equity, or any conditional sale contract, title retention contract or other contract to give or refrain from giving any of the foregoing ("Encumbrances") and is validly issued, fully paid and nonassessable. There are no outstanding options, rights or agreements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of such Company subsidiary to any person other than the Company.

            (c) There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of the Company Capital Stock.

            (d) Following the Effective Time, no holder of Company Options or Company Warrants will have any right to receive shares of common stock of the Surviving Corporation upon exercise of Company Options or Company Warrants.

            (e) Except as disclosed in Section 3.2(e) of the Company Disclosure Letter, no Indebtedness of the Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Company, or (iii) the ability of the Company to grant any lien on its properties or assets. As used in this Agreement, "Indebtedness" means (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (ii) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (iii) all obligations under financing leases, (iv) all obligations in respect of acceptances issued or created, (v) all liabilities secured by any lien on any property and (vi) all guarantee obligations.

            (f) Section 3.2(f) of the Company Disclosure Letter lists all Company Options outstanding as of the date hereof, the name of the holder of each Company Option, the date of grant and the exercise price of such Company Option, the number of shares of Common Stock as to which such Company Option has vested, the vesting schedule for such Company Option, a summary of any acceleration provisions or milestones, and whether the exercisability of such Company Option will be accelerated in any way by the Transactions, and indicates the extent of acceleration, if any. Since July 30, 2003, the Company has not granted any Company Options to officers or directors of the Company.

            (g) No agreement or understanding requires consent or approval from the holder of any Company Option or Company Warrant to effectuate the terms of this Agreement. The Company has previously provided true and complete copies of each Company Warrant to Parent.

      3.3 Authorization; Validity of Agreement; Company Action. The Company has the requisite power and authority to enter into this Agreement and the Purchaser Option and to consummate the Transactions. The execution and delivery of this Agreement (including the exhibits hereto) and the Purchaser Option and the consummation of the Transactions have each been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval and adoption of this Agreement and approval of the Merger by the Company's stockholders. Each of this Agreement and the Purchaser Option has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery thereof by Parent and Purchaser, constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by the effect, if any, of (i) any applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally, and (ii) general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

      3.4 Board Approvals. The Company Board of Directors, at a meeting duly called and held, has unanimously (a) determined that each of this Agreement, the Purchaser Option, the Offer and the Merger are fair to and in the best interests of the Company and the holders of the Shares, (b) duly and validly approved and taken all corporate action required to be taken by the Company Board of Directors to authorize the consummation of the Transactions, (c) recommended that the holders of Shares accept the Offer, tender their Shares to Purchaser pursuant to the Offer, and (d) determined that this Agreement is advisable and recommended that, following the Offer, the stockholders of the Company approve and adopt this Agreement and each of the Transactions, and none of the aforesaid actions by the Company Board of Directors has been amended, rescinded or modified. The action taken by the Company Board of Directors constitutes approval of the Transactions (including each of the Offer and the Merger) by the Company Board of Directors under Section 203 of the DGCL, and no other state takeover statute is applicable to the Transactions.

      3.5 Required Vote. Assuming the accuracy of Parent's representations set forth in Section 4.7, the affirmative vote of the holders of a majority of the outstanding Shares (including the Series B Preferred Stock voting on an as-converted basis) is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger, and no vote of any class or series of the Company's capital stock is necessary to approve any of the

Transactions other than the Merger. Each share of Series B Preferred shall be entitled to 0.89 of a vote.

      3.6 Consents and Approvals; No Violations. The execution, delivery and performance of this Agreement and the Purchaser Option by the Company do not, and the consummation of the Transactions or compliance by the Company with any of the provisions hereof or thereof will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (a) any provision of the Certificate of Incorporation or Bylaws, or other equivalent charter documents, as applicable, of the Company or any of its subsidiaries (b) any Company Agreement (as defined in Section 3.27) or (c) any material permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties or assets. No notice to, filing with, and no permit, authorization, consent or approval of, any arbitrator, court, nation, government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial regulatory or administrative functions of, or pertaining to, government (a "Governmental Entity"), or any private third party (including, without limitation, consents from parties to any Company Agreement is necessary for the consummation by the Company of the Transactions, except for (a) compliance with any applicable requirements of the Exchange Act, (b) any filings that may be required under the DGCL and appropriate documents with relevant authorities of other states which the Company and/or its subsidiaries are qualified to do business in connection with the Merger, (c) the filing with the SEC and/or the Nasdaq of (i) the
Schedule 14D-9, (ii) the Proxy Statement if stockholder approval is required by law and (iii) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement, the Purchaser Option, the Stockholder Agreement and the Transactions, (d) such filings and approvals as may be required by any applicable state securities, blue sky or takeover laws, filings, permits, authorizations, consents and approvals as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any comparable provisions under any applicable pre-merger notification laws or regulations of foreign jurisdictions, (e) the consents listed on Section 3.6 of the Company Disclosure Letter, and (f) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to the Company or Parent or have a material effect on the ability of the parties hereto to consummate the Offer and the Merger within the time frame in which the Offer and the Merger would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filing.

      3.7 SEC Filings; Company Financial Statements.

            (a) The Company has filed all forms, reports, schedules, statements and other documents required to be filed by the Company with the SEC since October 1, 1999 under the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act") and has made available to Parent such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that the Company may file subsequent to the date hereof) are referred to herein as the "Company SEC Reports." As of their respective dates, the Company SEC Reports (i) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and

(ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact or disclose any matter or proceeding required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company's subsidiaries is required to file any forms, reports or other documents with the SEC or similar regulatory body. Between the date of this Agreement and the Closing Date, the Company will timely file with the SEC all documents required to be filed by it under the Exchange Act.

            (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the "Company Financials"), including each Company SEC Report filed after the date hereof until the Closing, (i) was prepared from, are in accordance with and accurately reflect in all material respects, the Company's books and records as of the times and for the periods referred to therein, (ii) complied in all material respects with the published rules and regulations of the SEC with respect thereto, (iii) was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act), (iv) fairly presented the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of the Company's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments and (v) was prepared from and in accordance with the Company's books and records. The balance sheet of the Company contained in the Company SEC Reports as of June 29, 2003 (the "Balance Sheet Date") as filed with the SEC before the date hereof is hereinafter referred to as the "Company Balance Sheet."

            (c) The Company has heretofore furnished to Parent and Purchaser a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act. All public announcements in a news release issued by the Dow Jones news service, PR Newswire or any equivalent service made by the Company since the Balance Sheet Date did not and will not contain any untrue statement of a material fact or omit to state a material fact or disclose any matter or proceeding required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

            (d) Section 3.7(d) of the Company Disclosure Letter sets forth a complete list of all effective registration statements filed on Form S-3 or Form S-8 or otherwise relying on Rule 415 under the Securities Act.

            (e) The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-14 and 15d-14 promulgated under the Exchange Act) designed to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the Chief Executive Officer and Chief Financial Officer. To the Company's knowledge, there are no significant deficiencies or material weaknesses in the design or operation of Company's internal controls which could adversely affect Company's ability to record, process, summarize and report financial data. To the Company's knowledge, there is no fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls.

      3.8 Absence of Certain Changes. Except as disclosed in Section 3.8 of the Company Disclosure Letter, from the Balance Sheet Date to the date hereof, the Company and its subsidiaries have not:

            (a) suffered any Material Adverse Effect or any event or change which is reasonably expected to have or constitute a Material Adverse Effect;

            (b) incurred any liabilities or obligations (absolute, accrued, contingent or otherwise), except items incurred in the ordinary course of business and consistent with past practice, which exceed $150,000 in the aggregate;

            (c) paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities and obligations reflected or reserved against in the Company Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date;

            (d) permitted or allowed any of their properties or assets (real, personal or mixed, tangible or intangible) to be subjected to any Encumbrances, except for liens for current taxes not yet due or liens the incurrence of which would not be reasonably expected to have a Material Adverse Effect on the Company;

            (e) cancelled any debts or waived any claims or rights of material value;

            (f) sold, transferred, or otherwise disposed of any of their material properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business, consistent with past practice;

            (g) granted any increase in the compensation or benefits of any director, officer, employee or consultant of the Company or its subsidiaries (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or any increase in the compensation or benefits payable or to become payable to any director, officer, employee or consultant of the Company or its subsidiaries, except in the case of employees other than officers of the Company or its subsidiaries for such increases in compensation or benefits made in the ordinary course of business, consistent with past practice;

            (h) made any change in severance policy or practices;

            (i) made any capital expenditure or acquired any property, plant and equipment for a cost in excess of $100,000 in the aggregate;

            (j) other than required dividends on the Series B Preferred Stock, declared, paid or set aside for payment any dividend or other distribution (whether in cash, stock or property) in respect of their respective capital stock or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of the Company or its subsidiaries;

            (k) (i) made any changes in any of the accounting methods used by it materially affecting its assets, liabilities or business, except for such changes required by GAAP; or (ii) made or changed any election relating to Taxes, adopted or changed any accounting method relating to Taxes, entered into any closing agreement relating to Taxes, filed any amended Tax Return, settled or consented to any claim or assessment relating to Taxes, incurred any obligation to make any payment of, or in respect of, any Taxes, except in the ordinary course of business, or agreed to extend or waive the statutory period of limitations for the assessment or collection of Taxes;

            (l) paid, loaned, modified or advanced any amount to, or sold, transferred or leased any material properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of their respective officers, directors or stockholders or any affiliate or associate of any of their officers, directors or stockholders except for directors' fees, expense reimbursements in the ordinary course and compensation to officers at rates not inconsistent with the Company or its subsidiaries' past practice;

            (m) written-down the value of any inventory (including write-downs by reason of shrinkage or mark-down) or written off as uncollectible any notes or accounts receivable, except for write-downs and write-offs in the ordinary course of business consistent with past practice nor is any such write-down required;

            (n) suffered any impairment of any material Company Intellectual Property Rights (as defined in Section 3.14(a)) or any material adverse change in any material Intellectual Property Rights licensed from a third party, in each case, other than in the ordinary course of business consistent with past practice, or disposed of or disclosed (except as necessary in the conduct of its business) to a third party any Trade Secrets owned by the Company or its subsidiaries;

            (o) granted, issued, accelerated, paid, accrued or agreed to pay or make any accrual or arrangement for payments or benefits pursuant to, or adopted or amended, any Company Employee Plans except those made in the ordinary course of business consistent with past practice; or

            (p) agreed, whether in writing or otherwise, to take any action described in this Section 3.8.

      3.9 Absence of Undisclosed Liabilities. Except (a) as disclosed in the Company Balance Sheet and (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, neither the Company nor any Company subsidiary has incurred any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise required by GAAP to be recognized or disclosed on a consolidated balance sheet of the Company or in the notes thereto.

      3.10 Litigation. Except as disclosed in the Company SEC Reports filed prior to the date hereof, there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic or, to the knowledge of the Company, threatened against the Company or its subsidiaries any of their properties or any of their officers or directors (in their capacities as such). There is no judgment, decree or order against the Company or any of its subsidiaries or, to the knowledge of the Company, any of their directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the Transactions, or that would reasonably be expected to have a Material Adverse Effect on the Company. Except as disclosed in the Company SEC Reports filed prior to the date hereof, there is no litigation that the Company or any of its subsidiaries has pending against other parties. The descriptions of all litigation in the Company SEC Reports are accurate in all material respects.

      3.11 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon the Company or its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or impairing any current business practice of the Company or its subsidiaries, any acquisition of property by the Company or its subsidiaries or the conduct of business by the Company or its subsidiaries as currently conducted.

      3.12 Governmental Authorization. The Company and its subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (a) pursuant to which the Company or any of its subsidiaries currently operates or holds any interest in any of its properties or (b) that is required for the operation of the business of the Company or any of its subsidiaries or the holding of any such interest ((a) and (b) are herein collectively called "Company Authorizations"), and all of such Company Authorizations are in full force and effect, except where the failure to obtain or have any such Company Authorizations would not reasonably be expected to have a Material Adverse Effect on the Company.

      3.13 Real and Personal Property.

            (a) Neither the Company nor any Company subsidiary owns any real property. Section 3.13(a) of the Company Disclosure Letter sets forth a complete list of all real property leased by the Company and the Company subsidiaries (the "Real Property"), the term of each related lease, and the monthly or annual rent and other commitments related thereto. Except as disclosed in Section 3.13(a) of the Company Disclosure Letter, the Company is not a party to any lease, assignment or similar arrangement under which the Company is a lessor, assignor or otherwise makes available for use by any third party any portion of the Real Property.

            (b) The Company and its subsidiaries own, or hold under valid leases, free and clear of all Encumbrances, all personal property, plants, machinery and equipment necessary for the conduct of the business of the Company and the Company subsidiaries.

            (c) The property and equipment of the Company and each of its subsidiaries that are used in the operations of business are in good operating condition and repair, subject to normal wear and tear. All properties used in the operations of the Company are reflected in the Company Balance Sheet to the extent GAAP requires the same to be reflected.

      3.14 Technology and Intellectual Property.

            (a) Definitions. The following terms shall have the meanings set forth below.

            "Company Intellectual Property Rights" means all Intellectual Property Rights in the Registered Company IP and all other Intellectual Property Rights in the Company Technology and Company Trademarks other than third party Intellectual Property Rights.

            "Company Technology" means all Technology used, or held for use, in the business of the Company and its subsidiaries, as currently conducted or contemplated to be conducted.

            "Company Trademarks" means all Trademarks used, or held for use, in the business of the Company and its subsidiaries, as currently conducted or contemplated to be conducted.

            "Computer Software" means all computer programs (whether in source code or object code form), databases, compilations and documentation (including, without limitation, user, operator and training manuals) related to the foregoing.

            "Copyrights" means U.S. and foreign copyrights (whether registered or unregistered).

            "Intellectual Property Rights" means all rights in or under Copyrights, Patents, Trade Secrets, and Trademarks.

            "License Agreements" means all agreements to which the Company or one of its subsidiaries is a party or otherwise bound, under which the Company or one of its subsidiaries is granting or is granted any Intellectual Property Right.

            "Patents" means all U.S. and foreign patents and patent applications.

            "Registered Company IP" means all (i) Patents, (ii) registered Copyrights and Copyright applications, and (iii) registered Trademarks and Trademark applications, in which the Company or any one of its subsidiaries has an ownership interest.

            "Technology" means all processes, formulae, algorithms, data, models, plans, methodologies, theories, ideas, techniques, discoveries, disclosures, inventions, Computer Software, information or know-how.

            "Trademarks" means all U.S. and foreign trademarks, service marks, trade names, designs, logos, slogans, and internet domain names.

            "Trade Secrets" means trade secrets as defined in the Uniform Trade Secrets Act.

            (b) Section 3.14(b) of the Company Disclosure Letter sets forth a true and complete list of all Registered Company IP and Internet domain names registered in the name of the Company or one of its subsidiaries.

            (c) The Company or one of its subsidiaries is listed in the records of the appropriate U.S., state or foreign agency as the sole owner of record for each item of Registered Company IP. Subject to the rights and interests granted to third parties in the License Agreements, the Company or one of its subsidiaries owns all right, title and interest in and to the Registered Company IP, and owns all other Company Intellectual Property Rights, free and clear of all Encumbrances. The Registered Company IP is subsisting in full force and effect and, to the knowledge of the Company, has not been cancelled, expired or abandoned, and, to the knowledge of the Company, the Company Intellectual Property Rights are valid and enforceable.

            (d) With respect to any Patents that are included in the Registered Company IP: (i) each has been prosecuted in material compliance with all applicable rules, policies and procedures of the U.S. Patent and Trademark Office or applicable foreign agency; and (ii) neither the Company nor any of its subsidiaries is aware of any prior art or other facts that could render any of the claims in the patents invalid or unenforceable.

            (e) Section 3.14(e) of the Company Disclosure Letter sets forth a true and complete list of all material License Agreements, except for off-the-shelf software. Each License Agreement is valid and binding on the Company and its subsidiaries and, to the knowledge of the Company, each other party thereto and enforceable in accordance with its terms. Except as stated in
Section 3.14(e) of the Company Disclosure Letter, none of the License Agreements grants any third party exclusive rights to or under any Company Intellectual Property Rights or the right to sublicense any Company Intellectual Property Rights. The Company and its subsidiaries are in compliance with, and have not breached any term of any of such License Agreements and, to the knowledge of the Company, all other parties to such License Agreements are in compliance with, and have not breached any term of, such License Agreements.

            (f) Except as disclosed in Section 3.14(f) of the Company Disclosure Letter, neither the Company nor any of its subsidiaries has received any notice of infringement of or conflict with any Intellectual Property Rights of a third party, received any offers for a license to a third party patent, or obtained a written opinion of counsel relating to a third party patent. To the knowledge of the Company, there is no reasonable basis to allege that the Company or any of its subsidiaries has infringed upon, violated, misappropriated or is infringing upon, violating or misappropriating an Intellectual Property Right of a third party.

            (g) Except as disclosed in Section 3.14(g) of the Company Disclosure Letter, neither the Company nor any of its subsidiaries has provided to a third party any notice of infringement of or conflict with any Company Intellectual Property Rights. Except as disclosed in Section 3.14(g) of the Company Disclosure Letter, to the knowledge of the Company, no person has infringed upon, violated, misappropriated or is infringing upon, violating or misappropriating any of the Company Intellectual Property Rights.

            (h) Except as disclosed in the Company SEC Reports filed prior to the date hereof, to the knowledge of the Company, there is no pending or threatened claim, suit, arbitration or other adversarial proceeding before any court, agency, arbitral tribunal, or registration authority in any jurisdiction:
(i) involving the Company Intellectual Property Rights; (ii) alleging that the Company or any of its subsidiaries is or may be infringing upon, violating or misappropriating an Intellectual Property Right of a third party; or (iii) challenging the ownership, use, validity, enforceability or registrability of any Company Intellectual Property Rights.

            (i) To the knowledge of the Company, no material Trade Secret of the Company has been disclosed or authorized to be disclosed to any third party in violation of confidentiality obligations to the Company, or its subsidiaries taken as a whole, and no party to a nondisclosure agreement with the Company is in breach or default thereof. The Company has taken reasonable measures, consistent with customary industry practice, to protect, preserve and maintain the secrecy of its Trade Secrets.

            (j) Except as disclosed in Section 3.14(j) of the Company Disclosure Letter, there are no settlements, forbearances to sue, consents, judgments, injunctions, releases, waivers, orders or similar obligations, other than the License Agreements, that: (i) restrict any Company Intellectual Property Rights or; (ii) restrict the conduct of the business of the Company in order to accommodate Intellectual Property Rights of a third party; or (iii) grant third parties any rights under Company Intellectual Property Rights.

            (k) All current and former employees and consultants of the Company and its subsidiaries have executed an agreement that assigns to the Company or one of its subsidiaries their Intellectual Property Rights in the work product developed pursuant to their employment or relationship with the Company or any of its subsidiaries. No current or former director, officer or employee of the Company will, after giving effect to the Transactions, own any of the Company Intellectual Property Rights.

            (l) The execution of, the delivery of, the consummation of the Transactions contemplated by, and the performance of the Company's obligations under, this Agreement will not result in any material loss or impairment of the Company Intellectual Property Rights or any Intellectual Property Rights licensed to the Company.

            (m) Neither the Company nor any of its subsidiaries has used or will use before the purchase of the Shares pursuant to the Offer any of the prior inventions disclosed in the Proprietary Information and Inventions Agreements of its employees, except for those inventions that were acquired in connection with the merger with Arcxel Technologies, Inc., and, to the Company's knowledge, no employees of the Company or any of its subsidiaries have improperly brought to the Company or used at the Company any confidential information from their prior employers.

      3.15 Environmental Matters. (a) The Company and its subsidiaries are in compliance in all material respects with federal, state, local and foreign laws and regulations relating to pollution or protection or preservation of human health or the environment, including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of toxic or hazardous substances or hazardous waste, petroleum and petroleum products, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon, or lead or lead-based paints or materials ("Materials of Environmental Concern"), or otherwise relating to the generation, storage, containment (whether above ground or underground), disposal, transport or handling of Materials of Environmental Concern, or the preservation of the environment or mitigation of adverse effects thereon (collectively, "Environmental Laws"), and including, but not limited to, compliance with any permits or other governmental authorizations or the terms and conditions thereof, except where noncompliance would not reasonably be expected to have a Material Adverse Effect on the Company; (b) neither the Company nor any of its subsidiaries has received any communication or notice, whether from a governmental authority or otherwise, alleging any violation of or noncompliance with any Environmental Laws by the Company or any of its subsidiaries or for which the any of them is responsible, and there is no pending or, to the Company's knowledge, threatened claim, action, investigation or notice by any person or entity alleging potential liability for investigatory, cleanup or governmental response costs, or natural resources or property damages, or personal injuries, attorneys' fees or penalties relating to
(i) the presence, or release into the environment, of any Materials of Environmental Concern at any location owned or operated by the Company or any of its subsidiaries, now or in the past, or (ii) any violation, or alleged violation, of any Environmental Law (collectively, "Environmental Claims"), except where such notices, communications or Environmental Claims would not reasonably be expected to have a Material Adverse Effect on the Company; and (c) to the Company's knowledge, there are no past or present facts or circumstances that are reasonably likely to form the basis of any Environmental Claim against the Company or any Company subsidiary or against any person or entity whose liability for any Environmental Claim the Company or such Company subsidiary have retained or assumed either contractually or by operation of law, except where such Environmental Claim, if made, would not reasonably be expected to have a Material Adverse Effect on the Company.

      3.16 Taxes.

            (a) The Company and each of its subsidiaries (i) have duly filed (or there have been filed on their behalf) with the appropriate Tax Authorities all material Tax Returns (as hereinafter defined) required to be filed by them, and such Tax Returns are true, correct and complete in all material respects, and
(ii) have duly paid in full (or there has been paid on their behalf), or have established reserves (in accordance with GAAP) as reflected on the Financial Statements, all material Taxes that are due and payable.

            (b) There are no material liens for Taxes upon any property or assets of the Company or any of its subsidiaries, except for liens for Taxes not yet due or for which adequate reserves have been established in accordance with GAAP.

            (c) No material Federal, state, local or foreign Audits are pending with regard to any material Taxes or material Tax Returns of the Company or any of its subsidiaries and, to the best knowledge of the Company and its subsidiaries, no such Audit is threatened.

            (d) The Federal income Tax Returns of the Company and each of its subsidiaries have been examined by the Internal Revenue Service (or the applicable statutes of limitation for the assessment of Taxes for such periods have expired) for all periods through and including December 31, 2002, and as of the date hereof no material adjustments have been asserted as a result of such examinations which have not been (x) resolved and fully paid, or (y) reserved on the Financial Statements in accordance with GAAP.

            (e) Neither the Company nor any of its subsidiaries is a party to any agreement providing for the allocation, indemnification, or sharing of Taxes.

            (f) Neither the Company nor any of its subsidiaries has been a member of any "affiliated group" (as defined in Section 1504(a) of the Code) other than the affiliated group of which Company is the "parent" and is not subject to Treas. Reg. 1.1502-6 (or any similar provision under foreign, state, or local law) for any period other than in connection with the affiliated group of which the company is the "parent."

            (g) Neither the Company nor any of its subsidiaries is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

            (h) The Company has delivered or made available to Parent and Purchaser complete and accurate copies of each of (i) all Audit reports, letter rulings, technical advice memoranda and similar documents issued by a Tax Authority relating to Taxes due from or with respect to the Company or any of its subsidiaries and (ii) all closing agreements entered into by the Company or any of its subsidiaries with any Tax Authority, in each case existing on the date hereof.

            (i) Neither the Company nor any of its subsidiaries has received notice of any claim made by an authority in a jurisdiction where it does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

            (j) Neither the Company nor any of its subsidiaries has made any change in Tax elections.

            (k) Neither the Company nor any of its subsidiaries has waived any statutory period of limitations for the assessment of any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case, which is currently outstanding, nor is any request to so waive or extend currently outstanding. No power of attorney granted by the Company or any of its subsidiaries with respect to Taxes is currently in force.

            (l) The United States Federal and state "net operating loss" of the Company and its subsidiaries through the date of the last filed applicable Tax Return is set forth on Section 3.16(l) of the Company Disclosure Letter. As of the date of this Agreement, there are no material limitations on the ability of the Company to utilize United States Federal and state "net operating losses" pursuant to Section 382 of the Code or similar state tax laws.

            (m) "Audit" means any audit, assessment, or other examination relating to Taxes by any Tax Authority or any judicial or administrative proceedings relating to Taxes. "Code" means the Internal Revenue Code of 1986, as amended. "Tax" or "Taxes" means all Federal, state, local, and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto, imposed by any Tax Authority. "Tax Authority" means the Internal Revenue Service and any other domestic or foreign governmental authority responsible for the administration of any Taxes. "Tax Returns" mean all Federal, state, local, and foreign tax returns, declarations, statements, reports, schedules, forms, and information returns and any amendments thereto.

3.17  Employee Benefit Plans.


      (a) Section 3.17 of the Company Disclosure Letter lists, with respect to the Company, any of its subsidiaries and any trade or business (whether or not incorporated) which is treated as a single employer with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code (an "ERISA Affiliate"),
(i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) each loan to a non-officer employee in excess of $10,000, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs, agreements or arrangements, (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs, agreements or arrangements, (iv) other fringe or employee benefit plans, programs, agreements or arrangements of the Company or any of its subsidiaries and (v) any current or former employment, change of control, retention or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of the Company or any of its subsidiaries of greater than $10,000 remain for the benefit of, or relating to, any present or former employee, consultant or director of the Company or any of its subsidiaries (together, the "Company Employee Plans" ).

      (b) The Company has delivered to Parent a copy of each of the Company Employee Plans and related material plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto) and has, with respect to each Company Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three (3) plan years. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the IRS a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986, or has applied to the IRS for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. The Company has also delivered to Parent the most recent IRS determination, notification, advisory, or opinion letter issued with respect to each such Company Employee Plan, and, to the Company's knowledge, nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Company Employee Plan subject to Code Section 401(a).

      (c) There has been no "prohibited transaction," as such term is defined in
Section 406 of ERISA and Section 4975 of the Code, with respect to any Company Employee Plan. Each Company Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not be reasonably expected to have, in the aggregate, a Material Adverse Effect on the Company, and the Company and each of its subsidiaries or ERISA Affiliates have performed all obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any material default or violation by any other party to, any of the Company Employee Plans. Neither the Company nor any of its subsidiaries or ERISA Affiliates is subject to any liability or penalty under Sections 4976 through 4980 of the Code or ERISA with respect to any of the Company Employee Plans. All contributions and premiums required to be made by the Company or any of its subsidiaries or ERISA Affiliates to any Company Employee Plan have been made on or before their due dates. Each Company Employee Plan can be amended, terminated or otherwise discontinued in accordance with its terms. With respect to each Company Employee Plan subject to ERISA as either an employee pension benefit plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, the Company has prepared in good faith and timely filed all requisite material governmental reports (which, to the Company's knowledge, were true and correct as of the date filed) and has properly and timely filed and distributed or posted all material notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the best knowledge of the Company is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the Internal Revenue Service (the "IRS") or United States Department of Labor other than routine claims for benefits.

      (d) With respect to each Company Employee Plan, the Company, each Company subsidiary and their respective ERISA Affiliates have complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder, and
(iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder, except where the failure to comply with the applicable requirements of such laws and regulations would not be reasonably expected to have a Material Adverse Effect on the Company.

      (e) The consummation of the Transactions will not (i) entitle any current or former employee, director or consultant of the Company or any of its subsidiaries or any ERISA Affiliates to severance benefits or any other payment, except as expressly provided in this Agreement, or (ii) except as disclosed in
Section 3.17(e) of the Company Disclosure Letter, accelerate the time of payment or vesting of Company Options, or increase the amount of compensation due any such employee, director or consultant.

      (f) No amounts payable under any of the Company Employee Plans or any other contract, agreement or arrangement with respect to which the Company or any of its subsidiaries may have any liability could fail to be deductible for federal income tax purposes by virtue of Section 162(m) or Section 280G of the Code. None of the Company Employee Plans contains any provision requiring a gross-up pursuant to Section 280G of the Code or similar tax provisions.

      (g) No Company Employee Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of the Company, its subsidiaries or any ERISA Affiliate after retirement or other termination of service (other than (i) coverage mandated by applicable laws, (ii) death benefits or retirement benefits under any "employee pension benefit plan," as that term is defined in Section 3(2) of

ERISA, or (iii) benefits, the full direct cost of which is borne by the current or former employee (or beneficiary thereof)).

      (h) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its subsidiaries or any ERISA Affiliates relating to, or change in participation or coverage under, any Company Employee Plan which would increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal quarter included in the Company Financials.

      (i) Neither the Company nor any of its subsidiaries or any ERISA Affiliate currently maintains, sponsors, participates in or contributes to, nor have they ever maintained, established, sponsored, participated in, or contributed to, any employee pension benefit plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

      (j) Neither the Company nor any of its subsidiaries or any ERISA Affiliate is a party to, or has ever made any contribution to or otherwise incurred any obligation to contribute to, any "multiemployer plan" as defined in Section 3(37) of ERISA.

      (k) Section 3.17(k) of the Company Disclosure Schedule sets forth for each Company Option, where applicable, the performance targets, design wins, thresholds or other measurement pursuant to which vesting or exercise of such option is contingent.

      3.18 Certain Agreements Affected by the Merger. Except as disclosed in
Section 3.18 of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (a) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any officer, director or employee of the Company or any of its subsidiaries, (b) materially increase any benefits under the Company Employee Plans or (c) result in the acceleration of the time of payment or vesting of any such benefits. No payment which will or may be made by the Company or any of its subsidiaries to any employee will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

      3.19 Employee Matters.

      (a) There are no actions, suits, claims, charges, labor disputes, grievances or controversies pending, or to the Company's knowledge, threatened involving the Company or any of its subsidiaries and any of their respective employees or former employees. To the Company's knowledge, no Governmental Entity responsible for the enforcement of labor or employment laws intends to conduct an investigation with respect to or relating to the Company or any of its subsidiaries and no such investigation is in progress. To the Company's knowledge, no employee of the Company or any of its subsidiaries has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such employee is bound due to such employee being employed by the Company or any of its subsidiaries and disclosing to the Company or any such subsidiary or using Trade Secrets of any other person. There has been: (i) no labor union organizing or attempting to organize any employees of the Company or any of its subsidiaries into one or more collective bargaining units; and (ii) no labor dispute, strike, work slowdown, work stoppage or lock out or other collective labor action by or with respect to any employees of the Company or any of its subsidiaries pending, or, to the Company's knowledge, threatened against or affecting the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries is a party to, or bound by, any collective bargaining agreements or other agreement with any labor organization applicable to the employees of the Company or any of its subsidiaries and no such agreement is currently being negotiated.

      (b) Each of the Company and its subsidiaries (i) is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and is not engaged in any unfair labor practice, (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to employees, (iii) is not liable in any material respect for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing and (iv) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).

      (c) To the Company's knowledge, no employee of the Company or any of its subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable law involving the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries nor any officer, employee, contractor, subcontractor or agent of the Company or any such subsidiary of the Company has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its subsidiaries in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).

      (d) Since June 30, 2000, neither the Company nor any of its subsidiaries has effectuated (i) a "plant closing" as defined in the Worker Adjustment and Retraining Notification Act ("WARN Act"), affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its subsidiaries or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its subsidiaries; nor has the Company or any of its subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local or foreign law or regulation similar to the WARN Act. To the Company's knowledge, neither the Company's nor any of its subsidiaries' employees has suffered an "employment loss" (as defined in the WARN Act) in the ninety (90) days prior to the date of this Agreement.

      (e) Section 3.19(e) of the Company Disclosure Letter contains a true and complete list of (i) the names of all directors and elected and appointed officers of each of the Company and its subsidiaries, together with such person's position or function, annual base salary and incentives or bonus arrangement, and (ii) the number of shares of Company Common Stock owned beneficially or of record, or both, by each such person and the family relationships, if any, among such persons. As of the date hereof, no key employee, director or officer of the

Company or any of its subsidiaries has given notice to the Company, nor, except as provided in Section 6.7, is the Company otherwise aware of any information that would lead it to reasonably believe, that any such person will or may cease to be engaged by the Company or applicable subsidiary of the Company for any reason prior to the Effective Time.

      3.20 Potential Conflict of Interest. Except as set forth in the Company SEC Reports filed prior to the date hereof or as disclosed in Section 3.20 of the Company Disclosure Letter, since December 31, 2002, there have been no transactions, agreements, arrangements or understandings between the Company or any subsidiary of the Company, on the one hand, and their respective affiliates, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act. Except as set forth in the Company SEC Reports filed prior to the date hereof, no officer of the Company or any Company subsidiary owns, directly or indirectly, any interest in (excepting not more than one percent (1%) stock holdings for investment purposes in securities of publicly-held and traded companies) or is an officer, director, employee or consultant of any person which is a competitor, lessor, lessee, customer or supplier of the Company; and no officer or director of the Company or any Company subsidiary (a) owns, directly or indirectly, in whole or in part, any Intellectual Property which the Company or any Company subsidiary is using or the use of which is necessary for the business of the Company or any Company subsidiary, (b) has any claim, charge, action or cause of action against the Company or any Company subsidiary, except for immaterial claims for accrued vacation pay, accrued benefits under any Company Employee Plans and similar matters and agreements existing on the date hereof, (c) has made, on behalf of the Company or any of its subsidiaries, any payment or commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other person of which any officer or director of the Company or any Company subsidiary, or, to the Company's knowledge, a relative of any of the foregoing, is a partner or stockholder (except stock holdings solely for investment purposes in securities of publicly held and traded companies) or (d) owes any money to the Company or any of its subsidiaries (except for reimbursement of advances in the ordinary course of business consistent with past practice).

      3.21 Insurance. The Company and each of its subsidiaries has policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of the Company and each of its subsidiaries. Section 3.21 of the Company Disclosure Letter contains an accurate summary of the material terms of all material policies of fire, liability, workmen's compensation, director and officer and other forms of insurance owned or held by the Company. All such policies and other forms of insurance are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of the Closing have been paid, and no notice of cancellation or termination has been received with respect to any such policy or other form of insurance. There is no material claim pending under any such policies as to which coverage has been questioned, denied or disputed by any underwriter of such policies or other forms of insurance. Such policies or other forms of insurance are sufficient for compliance with all requirements of law and of all agreements to which the Company is a party, are valid, outstanding and enforceable, provide adequate insurance coverage for the normal risks incident to the business of the Company and its assets, will remain in full force and effect through the respective dates set forth in the Company Disclosure Letter without the payment of additional premiums (other than existing policy premiums payable in installments), and will not in any way be affected by, or terminate or lapse by reason of, the Transactions. Section 3.21 of Company Disclosure Letter identifies all risks which the Company, its Board of Directors or officers have designated as being self insured (other than applicable deductibles or retentions). The Company has not been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last two years.

      3.22 Compliance With Laws. The Company and its subsidiaries have complied in a timely manner and in all material respects with all laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions of all United States federal, state, local, foreign governments and agencies thereof which affect the business, properties or assets of the Company and its subsidiaries, except for instances of possible noncompliance that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company, and no notice, charge, claim, action or assertion has been received by the Company or any of its subsidiaries or has been filed, commenced or, to the Company's knowledge, threatened against the Company or any of its subsidiaries alleging any violation of any of the foregoing, except for instances of possible noncompliance that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company. All licenses, permits and approvals required under such laws, rules and regulations are in full force and effect except where the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Company.

      3.23 Minute Books. The minute books of the Company and its subsidiaries made available to Parent contain a complete and accurate summary of all meetings of directors and stockholders or actions by written consent from October 1, 1999 through the date of this Agreement, and reflect all material transactions referred to in such minutes accurately.

      3.24 Complete Copies of Materials. The Company has delivered or made available true and complete copies of each document which has been requested by Parent or its counsel in connection with their legal and accounting review of the Company and its subsidiaries.

      3.25 Brokers' and Finders' Fees. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any Transaction other than Goldman, Sachs & Co., pursuant to a letter dated August 19, 2003, a copy of which has been delivered to Parent.

      3.26 Customers and Suppliers. No single customer which individually accounted for more than 4% of the Company's gross revenues during the 12-month period preceding the date hereof, and no single supplier of the Company or its subsidiaries, has canceled or otherwise terminated, or has advised the Company that it intends to cancel or otherwise terminate, its relationship with the Company or its subsidiaries. Except as disclosed in Section 3.26 of the Company Disclosure Letter, no single customer which individually accounted for more than 4% of the Company's gross revenues during the 12-month period preceding the date hereof decreased materially its use of the services or products of the Company or its subsidiaries or advised the Company that it intends to decrease materially its use of the services or products of the Company and its subsidiaries. No single supplier of the Company or its subsidiaries has, during the 12-month period preceding the date hereof, decreased materially its services or supplies to the Company or its subsidiaries or has advised the Company that it intends to decrease materially its services or supplies to the Company or its subsidiaries. Neither the Company nor any of its subsidiaries has breached, so as to provide a benefit to the Company and any such subsidiary that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of the Company or any of its subsidiaries.

      3.27 Material Contracts. Section 3.27 of the Company Disclosure Letter sets forth a true and complete list of (i) all material contracts, agreements, indemnities, guarantees, notes, bonds, mortgages, liens, indentures, leases, licenses or other instruments or obligations of the Company and its subsidiaries (each a "Company Agreement") (including any agreement required to be filed as an Exhibit to an Annual Report on form 10-K of the Company pursuant to Item 601(b)(10) of Regulation S-K of the Securities Act) entered into by the Company or any Company subsidiary since December 31, 2002 and all amendments to any Company Agreements included as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and (ii) all non-competition agreements imposing restrictions on the ability of the Company or any Company subsidiary to conduct business in any jurisdiction or territory. True, correct and complete copies of all such material Company Agreements have been delivered to Parent. Each Company Agreement that is required to be listed in Section 3.27 of the Company Disclosure Letter is valid, binding and enforceable and is in full force and effect and there are no defaults, events of default or, to the knowledge of the Company, allegations of default thereunder. Each of the Company and its subsidiaries has in all material respects performed the obligations required to be performed by it and is entitled to the benefits under each Company Agreement except such benefits as that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

      3.28 Third Party Consents. Section 3.28 of the Company Disclosure Letter lists all Company Agreements that require notices, authorizations, consents or approvals that are necessary for the consummation by the Company of any of the Transactions and identifies each Company Agreement which, if no notice is given or no authorization, consent or approval is obtained, would reasonably be expected to have a Material Adverse Effect on Parent's ability to operate the business of the Company and its subsidiaries in the same manner as the business was operated by the Company and its subsidiaries prior to the Effective Time.

      3.29 Product Releases. The Company has provided Parent a schedule of product releases, which schedule is attached as Section 3.29 of the Company Disclosure Letter. The Company has a good faith reasonable belief that it can achieve the release of products on the schedule described in Section 3.29 of the Company Disclosure Letter and is not currently aware of any change in its circumstances or other fact that has occurred that would cause it to believe that it will be unable to meet such release schedule.

      3.30 Company Design Wins. Section 3.30 of the Company Disclosure Letter sets forth a true and complete list of design wins by the Company or any of its subsidiaries as of the date of the this Agreement, whether publicly disclosed or not, specifying for each design win, the name of the customer and the relevant product or products. As of the date of this Agreement, for each design win listed in Section 3.30 of the Company Disclosure Letter: (i) neither the Company nor any of its subsidiaries has any reason to believe that the relevant product or products will not be developed and issued for production, and (ii) no customer listed on Section 3.30 of the Company Disclosure Schedule has canceled or otherwise terminated, or has advised the Company that such customer intends to cancel or otherwise terminate, the design win relating to such customer.

      3.31 Orders, Commitments and Returns. As of the date of this Agreement, there are no claims against the Company to return in excess of an aggregate of $300,000 of merchandise by reason of alleged overshipments, defective merchandise or otherwise, or of merchandise in the hands of customers under an understanding that such merchandise would be returnable.

      3.32 Support, Maintenance and Warranty Obligations. Section 3.32 of the Company Disclosure Letter sets forth, as of September 28, 2003, the approximate installed base of the Company's products, the key customers that have purchased the products and the warranty reserves for warranty obligations of the Company and its subsidiaries as of September 28, 2003.

      3.33 Inventory. The inventories shown on the Company Financials or thereafter acquired by the Company, consisted of items of a quantity and quality usable or salable in the ordinary course of business (other than slow-moving, obsolete or unusable items which are adequately reserved for in the Company Financials to reflect realizable value). Since the Balance Sheet Date, the Company has continued to replenish inventories in a normal and customary manner consistent with past practices. The Company has not received written or oral notice that it will experience in the foreseeable future any material difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of its products. The values at which inventories are carried reflect the inventory valuation policy of the Company, which is consistent with its past practice and in accordance with generally accepted accounting principles applied on a consistent basis. Since the Balance Sheet Date, due provision was made on the books of the Company in the ordinary course of business consistent with past practices, to provide for all slow-moving, obsolete, or unusable inventories to their estimated useful or scrap values and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage. As of September 28, 2003, the aggregate value of the inventory of the Company in the distribution channel does not exceed the average aggregate value of the inventory of the Company in the distribution channel over the past four quarters.

      3.34 Accounts Receivable. Subject to any reserves set forth in the Company Financials, the accounts receivable shown in the Company Financials represent bona fide claims against debtors for sales and other charges, and are not subject to discount except for normal cash and immaterial trade discounts. The amount carried for doubtful accounts and allowances disclosed in the Company Financials is reasonably adequate and consistent with the Company's past practice.

      3.35 Information in the Proxy Statement. The Proxy Statement, if any (and any amendment thereof and supplement thereto), at the date mailed to the Company's stockholders and at the time of any meeting of Company stockholders to be held in connection with the Merger, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information supplied in writing by Parent or Purchaser expressly for inclusion in the Proxy Statement. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

      3.36 Information in the Offer Documents and the Schedule 14D-9. The information supplied by the Company expressly for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published or sent or given to the Company's stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that the Company makes no representation or warranty with respect to statements made in the Schedule 14D-9 based on information furnished by Parent or Purchaser expressly for inclusion therein.

      3.37 Opinion of Financial Advisor. The Company has received the written opinion of Goldman, Sachs & Co. to the effect that, as of the date of such opinion, the consideration to be received by the holders of the Company's Common Stock in the Offer and the Merger was fair from a financial point of view to such stockholders.

      3.38 Personnel. Section 3.38 of the Company Disclosure Letter sets forth a true and complete list of (a) the names and current salaries of all directors and elected and appointed officers of each of the Company and its subsidiaries, and (b) the number of shares of Company Common Stock owned beneficially or of record, or both, by each such person and the family relationships, if any, among such persons.

      3.39 Rights Agreement. The Company and the Board of Directors of the Company have amended the Rights Agreement and have taken and will maintain in effect all further necessary action (a) to prevent any Right issued or issuable under the Rights Agreement from becoming exercisable by virtue of this Agreement, the Purchaser Option, the Stockholder Agreement, the Offer, the Merger and the other Transactions and (b) to ensure that (i) neither Parent nor Purchaser nor any of their "Affiliates" (as defined in the Rights Agreement) or "Associates" (as defined in the Rights Agreement) is considered to be an "Acquiring Person" (as defined in the Rights Agreement) and (ii) the provisions of the Rights Agreement, including the occurrence of a Distribution Date (as defined in the Rights Agreement), are not and shall not be triggered by reason of the announcement or consummation of the Offer, the Merger, the execution of this Agreement, the Purchaser Option or the Stockholder Agreement or the announcement or consummation of any other Transaction. Prior to the termination of this Agreement, the Company shall not terminate, amend or modify the Rights Agreement in any manner other than as contemplated by this Agreement. The Company has made available to Parent a complete and correct copy of the Rights Agreement as amended and supplemented to the date of this Agreement.

      3.40 Absence of Questionable Payments. Neither the Company nor any of its subsidiaries nor any director, officer, agent, employee or other person acting on behalf of the Company or any of its subsidiaries, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act. Neither the Company nor any subsidiary of the Company nor any current director, officer, agent, employee or other person acting on behalf of the Company or any subsidiary of the Company, has accepted or received any unlawful contributions, payments, gifts, or expenditures. The Company is in compliance with the provisions of Section 13(b) of the Exchange Act.

      3.41 Representations Complete. None of the representations or warranties made by the Company herein or in any Schedule hereto, including the Company Disclosure Letter, or in any certificate furnished by the Company pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain upon the consummation of the Offer any untrue statement of a material fact, or omits or will omit upon the consummation of the Offer to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF PARENT


            Parent represents and warrants to the Company as follows:

      4.1 Corporate Existence. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions.

      4.2 Corporate Authorization. The execution, delivery and performance by each of Parent and Purchaser of this Agreement and the consummation by Parent and Purchaser of the Transactions are within each of Parent and Purchaser's corporate powers and have been duly authorized by all necessary corporate action. This Agreement has been duly executed by each of Parent and Purchaser and, assuming due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights, and to general equity principles.

      4.3 Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by Parent or Purchaser, the consummation by Parent or Purchaser of the Transactions, or compliance by Parent or Purchaser with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the Certificate of

Incorporation or Bylaws of Parent or Purchaser, (b) require any filing by Parent or Purchaser with, or permit, authorization, consent or approval of, any Governmental Entity (except for (i) compliance with any applicable requirements of the Exchange Act, (ii) any filing pursuant to the DGCL, (iii) filings, permits, authorizations, consents and approvals as may be required under the HSR Act and comparable merger and notifications, laws or regulations of foreign jurisdictions, (iv) the filing or deemed filing with the SEC and the Nasdaq of
(x) the Schedule TO, (y) the Proxy Statement, if stockholder approval is required by law, and (z) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the Transactions, or (iv) such filings and approvals as may be required by any applicable state securities, blue sky or takeover laws), or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its subsidiaries, or any of their properties or assets, except in the case of clauses (b) or (c) such violations, breaches or defaults which would not, individually or in the aggregate, impair in any material respect the ability of each Parent and Purchaser to perform its obligations under this Agreement, as the case may be, or prevent the consummation of any the Transactions.

      4.4 Information in the Proxy Statement. The information supplied by Parent or Purchaser in writing expressly for inclusion or incorporation by reference in the Proxy Statement (or any amendment thereof or supplement thereto) will not, at the date mailed to stockholders and at the time of the meeting of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

      4.5 Information in the Offer Documents. The Offer Documents will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published or sent or given to Company stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that Parent and Purchaser make no representation or warranty with respect to information furnished by the Company expressly for inclusion in the Offer Documents.

      4.6 Financing. Purchaser has, and will have available to it upon the consummation of the Offer, sufficient funds to consummate the Transactions contemplated by this Agreement, including payment in full for all Shares validly tendered into the Offer or outstanding at the Effective Time (and all related fees and expenses).

      4.7 DGCL 203. At no time during the three (3) years prior to the date hereof was Parent or any of its affiliates or associates an "interested stockholder" of the Company within the meaning of and as defined in Section 203 of the DGCL.

                                   ARTICLE V

                       CONDUCT PRIOR TO THE EFFECTIVE TIME

5.1 Conduct of Business by the Company.

            (a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and each of its subsidiaries shall, except to the extent that Parent shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, pay its debts and Taxes when due subject to good faith disputes over such debts, pay or perform other material obligations when due, and use all reasonable efforts to (i) preserve intact its present business organization, (ii) keep available the services of its present officers, employees and contractors and (iii) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings.

            (b) Without limiting the generality of the foregoing, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following and shall not permit its subsidiaries to do any of the following:

               (i) waive any stock repurchase rights, accelerate (other than pursuant to the terms of Company Options in effect as of the date hereof), amend or change the period of vesting or exercisability of Company Options or restricted stock, or reprice Company Options granted under the Option Plans or any other plan, program or arrangement or authorize cash payments in exchange for any Company Options granted under any of such plans or exercise any authority under the Option Plans or any Company Employee Plan to accelerate any vesting or exercise of any Company Option;

               (ii) adopt a plan of complete or partial liquidation, dissolution, merger, acquisition, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

               (iii) grant any severance, bonus or termination pay to any employee, officer or director except non-discretionary pay pursuant to written agreements in effect, or policies existing, on the date hereof and as previously disclosed in writing to Parent, or adopt any new severance, retention or change in control plan, policy or arrangement;

               (iv) transfer or license to any person or entity or otherwise extend, amend, modify, permit to lapse or fail to preserve any of the Company Intellectual Property Rights material to the Company's business as presently conducted or proposed to be conducted, other than nonexclusive licenses in the ordinary course of business consistent with past practice, or disclose to any person who has not entered into a confidentiality agreement any Trade Secrets;

               (v) other than required dividends on the Series B Preferred Stock, declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

               (vi) purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or its subsidiaries, or any instrument or security that consists of a right to acquire such shares except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

               (vii) except for grants of Company Options pursuant to written commitments in effect on the date hereof and to new hires in the ordinary course of business and consistent with past practice (not to exceed 100,000 shares of Common Stock in the aggregate to employees that are not officers or directors), issue or sell, or authorize the issuance or sale of, pledge or otherwise encumber any shares of its capital stock or any other equity securities, or issue or sell, or authorize the issuance or sale of, any securities convertible into or options, warrants or rights to purchase or subscribe to, or enter into or create any contract with respect to the issuance or sale of, any shares of its capital stock or any other equity securities, or make any other changes in its capital structure, except for the issuance and sale of shares of Common Stock upon the exercise of Company Options or Company Warrants which are outstanding on the date hereof and other than pursuant to the Company ESPP consistent with the terms thereof;

               (viii) cause, permit or propose any amendments to its Certificate of Incorporation, Bylaws or other charter documents (or similar governing instruments of any of its subsidiaries);

               (ix) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company or enter into any joint ventures, strategic partnerships or alliances;

               (x) sell, transfer, lease, license, mortgage, pledge, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of the Company;

               (xi) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, enter into any "keep well" or other agreement to maintain any financial statement condition, incur or modify any other material liability or enter into any arrangement having the economic effect of any of the foregoing other than
(x) in connection with the financing of ordinary course trade payables consistent with past practice or (y) pursuant to existing credit facilities as in effect on the date hereof in the ordinary course of business;

               (xii) adopt or amend any Company Employee Plan, pay, or incur an obligation or commitment to pay, any special bonus or special remuneration to any director, officer, consultant or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants other than increases to employees who are not directors or affiliates in the ordinary course of business, consistent with past practice or make any loans to any of its officers, directors, employees, affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons pursuant to a Company Employee Plan or otherwise;

               (xiii) pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or affiliates of the Company or any of its subsidiaries of any amount relating to unused vacation days, except payments and accruals made in the ordinary course of business consistent with past practice;

               (xiv) modify, amend or terminate any Company Agreement, or waive, release or assign any material rights or claims thereunder, other than any such modification, amendment or termination of any such material contract or any such waiver, release or arrangement thereunder in the ordinary course of business consistent with past practice;

               (xv) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality agreement or non-competition agreement to which the Company is a party.

               (xvi) pay, discharge, satisfy or settle any pending or threatened adverse third party claims, suits, actions, liabilities or other obligations (whether absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, in the ordinary course of business consistent with past practice, or of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company;

               (xvii) commence, join or make an appeal with respect to any action, claim, suit, arbitration, litigation or other proceeding for money damage or other relief against any third party (other than Parent or Purchaser) before any court or governmental or other regulatory or administrative agency or commission in any jurisdiction, other than ordinary course collections claims for accounts receivable due and payable to the Company or any of its subsidiaries not exceeding $50,000 in the aggregate or which would result in any restrictions on its operations or which relates to this Agreement or the Transactions;

               (xviii) enter into any contract which involves payments or commitments or results in potential liability in excess of $100,000 in any consecutive twelve (12) month period, or, in cases where the Company or a subsidiary of the Company is the party responsible for such payment, commitment or liability which is not terminable upon thirty (30) days notice other than in the ordinary course of business consistent with past practice;

               (xix) permit any insurance policy naming it as a beneficiary or a loss payee to be cancelled or terminated without notice to and consent by Parent;

               (xx) revalue any of its assets or make any change in accounting methods, principles or practices, except as required by GAAP after notice to Parent;

               (xxi) delay or postpone the payment of accounts payable or other liabilities other than in the ordinary course of business;

               (xxii) make or change any election relating to Taxes, adopt or change any accounting method relating to Taxes, enter into any closing agreement relating to Taxes, file any amended Tax Return, settle or consent to any claim or assessment relating to Taxes, incur any obligation to make any payment of, or in respect of, any Taxes, except in the ordinary course of business, or agree to extend or waive the statutory period of limitations for the assessment or collection of Taxes;

               (xxiii) fail to make in a timely manner any filings with the SEC required under the Securities or the Exchange Act or the rules and regulations promulgated thereunder;

               (xxiv) except as required by applicable law or GAAP, make any change in its accounting principles, practices or methods after notice to Parent;

               (xxv) take any action that would or is reasonably likely to result in any of the conditions to the Merger set forth in Article VII or any of the conditions to the Offer set forth in Annex I not being satisfied, or would make any representation or warranty of the Company contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time, or that would materially impair the ability of the Company to consummate the Merger in accordance with the terms hereof or materially delay such consummation;

               (xxvi) enter into any agreement or commitment the effect of which would be to grant to a third party following the Merger any actual or potential right or license of any material Intellectual Property Rights owned by Parent or any of its subsidiaries, in each case, other than the Surviving Corporation or any successor thereto;

               (xxvii) take any action to exempt or make any person (other than Parent or Purchaser) not subject to the provisions of Section 203 of the DGCL or any other potentially applicable anti-takeover or similar statute or regulation;

               (xxviii) redeem the Rights or amend, waive any rights under or otherwise modify or terminate the Rights Agreement in connection with an Acquisition Proposal by any person other than Parent or Purchaser or render the Rights Agreement inapplicable to any Acquisition Proposal by any person other than Parent or Purchaser unless, and only to the extent that, the Company is required to do so by a court of competent jurisdiction; or

               (xxix) enter into any written agreement, contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose, in writing or otherwise or announce an intention to do any of the foregoing.

            5.2 No Solicitation.


               (a) Each of the Company and its Representatives (as defined below) has ceased and caused to be terminated all existing solicitations, initiations, encouragements, discussions, negotiations and communications with any persons or entities with respect to any offer or proposal relating to any transaction or series of related transactions other than the Transactions involving: (i) any acquisition or purchase from the Company by any person or group (as defined in Section 9.4(c)) of more than a fifteen percent (15%) interest in the total outstanding voting securities of the Company or any tender offer or exchange offer that if consummated would result in any person or group beneficially owning fifteen percent (15%) or more of the total outstanding voting securities of the Company; (ii) any merger, consolidation, business combination or similar transaction involving the Company; (iii) any sale, lease, exchange, transfer, license, acquisition or disposition of more than fifteen percent (15%) of the assets of the Company; or (iv) any recapitalization, restructuring, liquidation or dissolution of the Company (each, an "Acquisition Proposal"). Except as provided in Section 5.2(b), from the date of this Agreement until the earlier of termination of this Agreement or the Effective Time, the Company shall not and shall not authorize or permit its officers, directors, employees, investment bankers, attorneys, accountants or other agents or those of its subsidiaries (collectively, "Representatives") to directly or indirectly (i) initiate, solicit or knowingly encourage, or knowingly take any action (other than the issuance of the joint press release under Section 6.2 or filings with the SEC permitted by this Agreement), to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal (other than a confidentiality agreement entered into in compliance with the terms of Section 5.2(b)), (iii) in the event of an unsolicited Acquisition Proposal for the Company, engage in negotiations or discussions with, or provide any non-public information or data to, any person or group (other than Parent or any of its affiliates or representatives) relating to any Acquisition Proposal, or (iv) grant any waiver or release under any standstill or other agreement. Any violation of the foregoing restrictions by any of the Company's Representatives, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of the Company or otherwise, shall be deemed to be a material breach of this Agreement by the Company. Notwithstanding the foregoing, nothing contained in this Section 5.2 or any other provision hereof shall prohibit the Company or the Company Board of Directors from (i) taking and disclosing to the Company's stockholders its position with respect to any tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or (ii) making such disclosure to the Company's stockholders (including withdrawing or modifying, in a manner adverse to the Transactions contemplated by this Agreement, the approval or recommendation by the Company Board of Directors or any committee thereof in favor of the Offer, this Agreement or the Merger) as in the good faith judgment of the Company Board of Directors, only after receipt of advice from outside legal counsel to the Company that such disclosure is required under applicable law and that the failure to make such disclosure is reasonably likely to cause the Company Board of Directors to violate its fiduciary duties to the Company 's stockholders under applicable law, is required.

               (b) Notwithstanding the foregoing or any other provision of this Agreement, prior to the acceptance of Shares pursuant to the Offer, the Company may furnish non-public information to any person or group pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the confidentiality agreement, dated September 2, 2003, entered into between Parent and the Company (as amended through the date hereof, the "Confidentiality Agreement"), and may negotiate and participate in discussions and negotiations with such person or group concerning an Acquisition Proposal if, but only if, (i) (x) such Acquisition Proposal provides for consideration to be received by the holders of all, but not less than all, of the issued and outstanding Shares (a "Takeover Proposal"); (y) such person or group has on an unsolicited basis, and in the absence of any violation of this Section 5.2 by the Company or its Representatives, submitted a bona fide written proposal to the Company relating to any such Takeover Proposal which at least a majority of the full Board of Directors of the Company determines in good faith, after receiving advice from a nationally recognized investment banking firm and its outside legal counsel, involves consideration to the holders of the Shares that is, or is reasonably likely to lead to a proposal that is, more favorable from a financial point of view to the Company's stockholders than the consideration offered pursuant to the Offer, is reasonably capable of being completed and which is not conditioned upon obtaining additional financing, in each case taking into account, among other things, conditions to consummation, required regulatory approvals and the fees payable to Parent hereunder, and (z) in the good faith opinion of the Company Board of Directors, only after consultation with outside legal counsel to the Company, providing such information or access or engaging in such discussions or negotiations is in the best interests of the Company and its stockholders and the failure to provide such information or access or to engage in such discussions or negotiations would cause the Company Board of Directors to violate its fiduciary duties to the Company's stockholders under applicable law (a Takeover Proposal which satisfies clauses (x), (y) and (z) being referred to herein as a "Superior Proposal"). The Company shall promptly, and in any event within forty-eight (48) hours following receipt of an Acquisition Proposal, and prior to providing any person or group with any material non-public information, notify Parent orally and in writing of such Acquisition Proposal, which notice shall disclose the identity of the other party and the material terms of such Acquisition Proposal. The Company shall promptly, and in any event within twenty-four (24) hours following a determination by the Company Board of Directors that a Takeover Proposal is a Superior Proposal or is reasonably likely to lead to a Superior Proposal, notify Parent of such determination. The Company shall promptly provide to Parent any material non-public information regarding the Company provided to any other person or group which was not previously provided to Parent, such additional information to be provided no later than the date of provision of such information to such other person or group.

               (c) Except as set forth in this Section 5.2, neither the Company Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Transactions contemplated by this Agreement, Parent or Purchaser, the approval, or recommendation by the Company Board of Directors or any committee thereof in favor of the Offer, this Agreement or the Merger, (ii) approve or recommend or propose to approve or recommend any Acquisition Proposal of any person or group other than Parent and Purchaser or (iii) enter into any agreement with respect to any Acquisition Proposal of any person or group other than Parent and Purchaser (other than a confidentiality agreement entered into in compliance with the terms of Section 5.2(b)). Notwithstanding the foregoing or any other provision of this Agreement, prior to the time of acceptance for payment of Shares in the Offer, the Company Board of Directors may (subject to the terms of this and the following sentence) withdraw or modify its approval or recommendation in favor of the Offer, this Agreement or the Merger, approve or recommend a

Superior Proposal, or enter into an agreement with respect to a Superior Proposal (and make any amendments to the Rights Agreement necessary thereto), in each case, only after the third business day following the Company's delivery to Parent of written notice advising Parent that the Company Board of Directors has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the person or group making such Superior Proposal and advising Parent that the Company intends to approve or recommend a Superior Proposal or enter into an agreement with respect to a Superior Proposal (specifying which course of action the Company intends to take); provided, however, that the Company shall not enter into an agreement with respect to a Superior Proposal unless the Company shall also terminate this Agreement in compliance with Section 5.2(d). Any such withdrawal, modification or change of the recommendation of the Company Board of Directors, the approval or recommendation or proposed approval or recommendation of any Superior Proposal or the entry by the Company into any agreement with respect to any Superior Proposal shall not change the approval of the Company Board of Directors for purposes of causing any state takeover statute or other state law to be inapplicable to the Transactions.

               (d) The Company may terminate this Agreement and enter into an acquisition agreement or other similar agreement (each, an "Acquisition Agreement") with respect to such Superior Proposal pursuant to Section 8.1(g) at any time three (3) business days following delivery of the notice referenced in
Section 5.2(c); provided, that (i) neither the Company nor its Representatives is in material breach of this Section 5.2, (ii) during the three (3) business day period following the Company's delivery to Parent of the written notice described in Section 5.2(c), Parent shall have the right to propose adjustments in the terms and conditions of this Agreement and the Company shall have caused its financial and legal advisors to negotiate with Parent in good faith such proposed adjustments in the terms and conditions of this Agreement, and (iii) upon the expiration of the three (3) business day period following the Company's delivery to Parent of the written notice described in Section 5.2(c), the Company delivers to Parent (x) a written notice of termination of this Agreement pursuant to this Section 5.2(d), and (y) pays the Termination Fee (as defined in Section 8.2(b)) plus the Expense Fee (as defined in Section 8.2(b)), as the same may have been estimated by Parent in good faith prior to the date of such delivery (subject to the limitations of Section 8.2(b) and to an adjustment payment between the parties upon Parent's definitive determination of such expenses) as set forth in Section 8.2.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

      6.1 Confidentiality; Access to Information.

               (a) The parties acknowledge that the Company and Parent have previously executed the Confidentiality Agreement. Unless otherwise required by law or regulation (including Nasdaq or NYSE rules) or pursuant to the terms and provisions of the Confidentiality Agreement or this Agreement, Parent and the Purchaser will hold any information which is non-public in confidence in accordance with the terms of the Confidentiality Agreement and, in the event this Agreement is terminated for any reason, Parent or the Purchaser shall promptly return or destroy such information in accordance with the Confidentiality Agreement.

The Company will afford Parent and its Representatives reasonable access during normal business hours to the properties, books, analysis, projections, plans, systems, contracts, commitments, records, personnel offices and other facilities of the Company and its subsidiaries during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of the Company and use all reasonable efforts to make available at all reasonable times during normal business hours to Parent and its Representatives, the appropriate individuals (including management personnel, attorneys, accountants and other professionals) for discussion of the Company's business, properties, prospects and personnel as Parent may reasonably request. The Company agrees to provide its consent and to execute suitable confidentiality agreements allowing the Company's third party suppliers, strategic partners and customers to meet with and hold discussions with representatives of Parent. During such period, the Company shall (and shall cause each of the Company's subsidiaries to), subject to any limitations imposed by law with respect to records of employees, furnish promptly to Parent and the Purchaser (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and
(ii) all other information concerning its business, properties and personnel as Parent or the Purchaser may reasonably request. No information or knowledge obtained by Parent in any investigation pursuant to this Section 6.1 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

               (b) Notwithstanding anything to the contrary contained in this Agreement or the Confidentiality Agreement, the parties (and each employee, representative or other agent of the parties) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby beginning on the earliest of (i) the date of the public announcement by the parties of discussions relating to the Transactions, (ii) the date of public announcement by the parties of the Transactions hereby or (iii) the date of the execution of this Agreement; provided, however, that nothing in this Section 6.1(b) shall permit either party (or any employee, representative or agent thereof) to disclose (i) any information that is not necessary to understand the tax treatment and tax structure of such transactions (including the identity of the parties and any information that could lead another to determine the identity of the parties) or
(ii) any other information to the extent that such disclosure could result in a violation of any federal or state securities law.

      6.2 Public Disclosure. The initial press release concerning the Offer and the Merger shall be a joint press release and, thereafter, neither Parent, Purchaser nor the Company will disseminate any press release or other announcement concerning the Merger, the Offer or this Agreement or the other Transactions contemplated by this Agreement to any third party or to the employees of the Company without the prior written consent of each of the other parties hereto, which consent shall not be unreasonably withheld; provided, however, that the Company and Parent may file a copy of this Agreement and the related agreements as exhibits to a Current Report on Form 8-K filed in connection with the announcement of this Agreement. The parties have agreed to the text of the joint press release announcing the execution of this Agreement.

      6.3 Reasonable Efforts; Notification.

               (a) Subject to the express provisions of Section 5.2 hereof and upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including complying in all material respects with all applicable laws and with all rules and regulations of any Governmental Entity, using all reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the Minimum Condition and all the conditions set forth in Article VII and in Annex I hereto to be satisfied and to consummate and make effective the Offer, the Merger and the other Transactions,
(ii) the obtaining of all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties,
(iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed if there is a reasonable possibility that defending such actions would result in their dismissal, removal, elimination or termination, and (v) the execution or delivery of any additional instruments necessary to consummate the Transactions, and to carry out fully the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the other Transactions, use all reasonable efforts to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the other Transactions. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall be deemed to require Parent, Purchaser or any subsidiary or affiliate thereof to take or agree to take any Action of Divestiture (as defined below) which would be reasonably expected either to materially and adversely impact the benefits expected to be derived by Parent as a result of the transactions contemplated hereby or to have a Material Adverse Effect on the business of the Company and its subsidiaries as currently conducted or as contemplated to be conducted on a combined basis with the business of Parent and its subsidiaries following the Merger. For purposes of this Agreement, an "Action of Divestiture" shall mean (i) making proposals, executing or carrying out agreements or submitting to any applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, judgment, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (a "Legal Requirement") providing for the license, sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent, any of its affiliates or the Company or the holding separate of the shares of Common Stock or Series B Preferred Stock or imposing or seeking to impose any limitation on the ability of Parent or any of its subsidiaries or affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of the Common Stock or Series B Preferred Stock or (ii) otherwise taking any step to avoid or eliminate any impediment which may be asserted under any Legal Requirement governing competition, monopolies or restrictive trade practices. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Company, Parent and Purchaser shall use all reasonable efforts to take, or cause to be taken, all such necessary actions.

               (b) The Company shall give prompt notice to Parent of (i) any representation or warranty made by the Company in this Agreement that is untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time (ii) any condition set forth in Annex I that is unsatisfied in any material respect at any time from the date hereof to the date the Purchaser purchases Shares pursuant to the Offer (except to the extent it refers to a specific date), (iii) any change or event having or which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and (iv) any material failure of the Company or any Representative to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement or the Purchaser Option.

      6.4 Indemnification.

               (a) For a period of six (6) years after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements, dated prior to the date hereof and set forth in Section 6.4(a) the Company Disclosure Letter, between the Company and its present and former directors and officers (the "Indemnified Parties") and any indemnification provisions under the Company's Certificate of Incorporation or Bylaws as in effect on the date hereof. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties.

               (b) For a period of six (6) years after the Effective Time, Parent will, at its election, either (i) cause the Surviving Corporation to use its commercially reasonable efforts to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms comparable to those applicable to the directors and officers of the Company or (ii) obtain, or permit the Company to obtain, a six (6) year "tail" insurance policy that provides coverage substantially similar to the coverage provided under the Company's directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms comparable to those applicable to the directors and officers of the Company; provided, however, that in no event will the Surviving Corporation be required to expend in excess of one hundred twenty-five percent (125%) of the annual premium currently paid by the Company for such coverage (the "Current Annual Premium Amount") (or such coverage as is available for such one hundred twenty-five percent (125%) of such annual premium). The Current Annual Premium Amount is set forth on Section 6.4(b) of the Company Disclosure Letter.

               (c) This Section 6.4 shall survive the consummation of the Merger, is intended to benefit the Company, the Surviving Corporation and each indemnified party, shall be binding on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by the Indemnified Parties.

      6.5 Litigation. The Company shall give Parent the opportunity to participate in the defense of any litigation (other than where the Parent or Purchaser is an adverse party) against the Company and/or any of its subsidiaries and/or any of their respective directors relating to the Transactions.

      6.6 Interim Directors. Pursuant to Section 1.3(b), the Company shall use all reasonable efforts to cause a sufficient number of its current directors to continue as Independent Directors of the Company until the Effective Time.

      6.7 Resignation of Directors. Prior to the Effective Time, the Company shall cause each member of its Board of Directors and every member of the Board of Directors of each subsidiary of the Company not designated by Parent pursuant to Section 1.3, to execute and deliver a letter effectuating his or her voluntary resignation as a director of the Board of Directors of the Company and each of its subsidiaries effective immediately prior to the Effective Time.

      6.8 Rights Agreement. The Company has amended the Rights Agreement and shall take such further action as may be necessary under the Rights Agreement to render the Rights Agreement inapplicable to the negotiation and execution of this Agreement, the Purchaser Option, the Stockholder Agreement, the Offer, the Merger and any other Transaction. As soon as practicable on or after the date hereof, but in any event no later than two (2) business days, the Company shall register the Rights on Form 8-A and list the Rights for trading on the Nasdaq.

      6.9 Benefit Plans. Parent shall, from and after the Effective Time, (i) until such time as employees of the Company are covered by or participating in Parent's medical, dental, life and short- and long-term disability insurance and 401(k) plans, comply with the Company's medical, dental, life, short- and long-term disability insurance and 401(k) plans in accordance with their terms to the extent not inconsistent with applicable law, (ii) provide employees of the Company who remain as employees of the Surviving Corporation with employee benefit plans which are no less favorable in the aggregate than those provided to similarly situated employees of Parent, (iii) provide employees of the Company who remain as employees of the Surviving Corporation credit for years of service with the Company or any of its subsidiaries prior to the Effective Time for the purpose of eligibility and vesting pursuant to Parent's plans and policies (but not for accrual of benefits to the extent that such credit would result in a duplication of benefits), and (iv) cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under comparable Company Employee Plans) and eligibility waiting periods under group health plans of Parent to be waived with respect to former employees of the Company who remain as employees of the Surviving Corporation (and their eligible dependents) and who become participants in similar group health plans of Parent or the

Surviving Corporation. Former employees of the Company who remain as employees of the Surviving Corporation shall also be given credit for any deductible or co-payment amounts paid in respect of the plan year of Parent in which the Effective Time occurs, to the extent, following the Effective Time, they participate in any of Parent's plans during such plan year for which deductibles or co-payments are required. Nothing in this Section 6.9 shall be interpreted as preventing Parent or its subsidiaries from amending, modifying or terminating any Company Employee Plans, or other contracts, arrangements, commitments or understandings.

      6.10 Guarantee of Performance. Parent hereby guarantees the payment and performance by Purchaser of all of its obligations under this Agreement.

                                  ARTICLE VII

                                   CONDITIONS

      7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction or written waiver at or prior to the Closing Date of the following conditions:

               (a) Stockholder Approval. The Merger and this Agreement shall have been approved and adopted by the requisite vote of the holders of the Shares, to the extent required pursuant to the requirements of the Certificate of Incorporation and the DGCL.

               (b) Statutes; Court Orders. No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing consummation of the Merger.

               (c) Purchase of Shares in Offer. Purchaser shall have purchased, or caused to be purchased, Shares pursuant to the Offer; provided, however, that this condition shall be deemed to have been satisfied with respect to the obligation of Parent and Purchaser to effect the Merger if Purchaser fails to accept for payment or pay for Shares validly tendered pursuant to the Offer in violation of the terms of the Offer or of this Agreement.

               (d) HSR Approval. The applicable waiting period under the HSR Act and any comparable provisions under any applicable pre-merger notification laws or regulations of foreign jurisdictions shall have expired or been terminated.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

      8.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time before the Effective Time, whether before or after stockholder approval thereof:

         (a) by mutual written consent duly authorized by the Board of Directors of Parent and the Board of Directors of the Company; or

         (b) by either Parent or the Company (i) if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in each case having the effect of permanently restraining, enjoining or otherwise prohibiting any of the Transactions or (ii) if Purchaser has not accepted and paid for the Shares pursuant to the Offer by December 31, 2003 (the "Termination Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party whose action or failure to fulfill any obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Offer to be consummated by such date; or

         (c) by Parent if the Minimum Condition shall not have been satisfied by the Initial Expiration Date (including any extensions thereof); provided, however, that Parent shall not be entitled to terminate this Agreement pursuant to this Section 8.1(c) if it or Purchaser is in material breach of its representations and warranties, covenants or other agreements under this Agreement and such breach has been the cause of, or resulted in, such failure to satisfy the Minimum Condition; or

         (d) by Parent if (i) prior to the purchase of Shares pursuant to the Offer, there has been a material breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement, which breach is reasonably likely to result in any condition set forth in Annex I not being satisfied and such breach has not been cured or such condition has not been satisfied within thirty (30) days after the receipt of notice thereof or such breach is not reasonably capable of being cured or such condition is not reasonably capable of being satisfied within such period or (ii) due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth in Annex I hereto, Purchaser shall have (x) failed to commence the Offer within sixty (60) days following the date of this Agreement,
(y) allowed the Offer to terminate without having accepted any Shares for payment thereunder or (z) failed to accept Shares for payment pursuant to the Offer prior to the Termination Date, unless such action or inaction under clauses (x), (y) or (z) shall have been principally caused by or resulted from the failure of either of Parent or Purchaser to perform, in any material respect, any of its covenants or agreements contained in this Agreement, or the breach by Parent of any of its representations or warranties contained in this Agreement; or

         (e) by Parent, at any time prior to the purchase of the Shares pursuant to the Offer, if (i) the Company Board of Directors shall have withdrawn, modified, or changed its approval or recommendation in favor of this Agreement or the Offer in a manner adverse to

Parent or Purchaser, (ii) the Company Board of Directors or any committee thereof shall have approved or recommended any Acquisition Proposal, (iii) a tender or exchange offer relating to its securities shall have been commenced by a person unaffiliated with Parent and it shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten
(10) business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company Board of Directors recommends rejection of such tender or exchange offer or (iv) the Company shall have violated or breached in any material respect any of its obligations under
Section 5.2, unless there has been a material breach by Parent or Purchaser of any representation, warranty, covenant or agreement contained in this Agreement except to the extent such breach, together with all such breaches, does not and would not be likely to have a material adverse effect on Parent's or Purchaser's ability to consummate the Offer or the Merger; or

         (f) by the Company if (i) prior to the purchase of Shares pursuant to the Offer that would represent a majority of the Shares on a Fully Diluted Basis, there has been a material breach by Parent or Purchaser of any representation, warranty, covenant or agreement contained in this Agreement except to the extent such breach, together with all such breaches, does not and would not be likely to have a material adverse effect on Parent's or Purchaser's ability to consummate the Offer or the Merger (and such breach has not been cured or such condition has not been satisfied within thirty (30) days after the receipt of notice thereof or such breach is not reasonably capable of being cured or such condition is not reasonably capable of being satisfied with such period); or (ii) due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth in Annex I hereto, Purchaser shall have (x) failed to commence the Offer within sixty (60) days following the date of this Agreement, (y) allowed the Offer to terminate without having accepted any Shares for payment hereunder or (z) failed to accept Shares for payment pursuant to the Offer prior to the Termination Date, unless such action or inaction under clauses (x), (y) or (z) shall have been principally caused by or resulted from the failure of the Company to perform, in any material respect, any of its covenants or agreements contained in this Agreement, or the material breach by the Company of any of its representations or warranties contained in this Agreement; or

         (g) by the Company pursuant to Section 5.2(d).

8.2 Effect of Termination.

         (a) In the event of the termination of this Agreement as provided in
Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Purchaser or the Company (or any of their representatives), except (i) as set forth in this Section 8.2, Section 8.3 and
Article IX, each of which shall survive the termination of this Agreement and
(ii) nothing herein shall relieve any party from liability for any material breach of this Agreement.

         (b) If (i) Parent shall have terminated this Agreement pursuant to
Section 8.1(e) or (ii) the Company shall have terminated this Agreement pursuant to Section 8.1(g), then the Company shall pay to Parent promptly, but in no event later than two (2) business days after the date of such termination if pursuant to Section 8.1(e), or immediately prior thereto or concurrent therewith if pursuant to Section 8.1(g), a termination fee of $9.3 million (the "Termination Fee"), plus an amount equal to the actual out-of-pocket expenses (including, without limitation, legal, accounting and investment banking fees, if any, and disbursements) incurred by Parent and Purchaser in connection with the Offer, the Merger and this Agreement up to an aggregate amount of $1.0 million (the "Expense Fee"); provided, however, that in the event of termination pursuant to Section 8.1(e)(i), (ii), or (iii) or 8.1(g), one-half of the aggregate Termination Fee and Expense Fees (as the same may have been estimated by Parent in good faith prior to the time such payment is due, with an adjustment payment in cash upon Parent's definitive determination of the Expense
Fee) otherwise payable in cash may, at the election of the Company, instead be paid pursuant to a promissory note and security agreement in the forms attached hereto as Exhibit E, which note shall be executed and delivered within the time periods otherwise provided herein.

         (c) If Parent shall have terminated this Agreement pursuant to Section 8.1(b)(ii) or 8.1(d)(i) and (i) prior to the termination of this Agreement a bona fide Acquisition Proposal shall have been publicly announced or shall have become publicly known and not withdrawn and (ii) within twelve (12) months following the date of this Agreement an Acquisition Proposal with any party other than Parent and Purchaser is announced or consummated, the Company shall pay to Parent the Termination Fee and the Expense Fee promptly, but in no event later than two (2) business days after the earlier of the announcement of the Acquisition Agreement or the consummation of the acquisition; provided, however, that one-half of the aggregate Termination Fee and Expense Fee (as the same may have been estimated by Parent in good faith prior to the time such payment is due, with an adjustment payment in cash upon Parent's definitive determination of the Expense Fee) otherwise payable in cash may, at the election of the Company, instead be paid pursuant to a promissory note and security agreement in the forms attached hereto as Exhibit E, which note shall be executed and delivered within the time periods otherwise provided herein. For the purposes of this Section 8.2(c), the term "Acquisition Proposal" shall have the meaning set forth in Section 5.2(a), except that the percentages set forth in such provision shall be changed to 50%, and except that the events described in clause (iv) thereof shall not be deemed to be Acquisition Proposals.

         (d) Except as provided above, the Company shall pay the Termination Fee and the Expense Fee to Parent in cash by wire transfer in immediately available funds to such account as Parent may designate to the Company in writing.

      8.3 Fees and Expenses. Except as provided in Section 8.2, all fees, costs and expenses incurred in connection with this Agreement and the Transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing with the SEC of the Offer Documents, 14D-9 and Proxy Statement (including any preliminary materials related thereto) and any amendments or supplements thereto, and the filing of any documents required under the HSR Act.

                                   ARTICLE IX

                               GENERAL PROVISIONS

      9.1 Non-Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time, and only the covenants and exhibits that by their terms survive the Effective Time and this Article IX shall survive the Effective Time.

      9.2 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

      9.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

                       (a)  if to Parent or Purchaser:

                            Emulex Corporation
                            3535 Harbor Boulevard
                            Costa Mesa, California 92626
                            Attention:  Randall G. Wick
                                        Vice President, General Counsel
                            Telephone: (714) 662-5600
                            Facsimile:  (714) 641-0172

                            with a copy to:

                            Skadden, Arps, Slate, Meagher & Flom LLP
                            525 University Avenue, Suite 1100
                            Palo Alto, California  94301
                            Attention:  Gregory C. Smith
                            Telephone: (650) 470-4500
                            Facsimile:  (650) 470-4570

                       (b)  if to the Company:

                            Vixel Corporation
                            11911 North Creek Parkway South

                            Bothell, Washington 98011
                            Attention: Kurtis L. Adams
                                       Chief Financial Officer
                            Telephone: (425) 806-4528
                            Facsimile: (425) 806-4001

                            with a copy to:

                            Heller Ehrman White & McAuliffe LLP
                            701 5th Avenue, Suite 6100
                            Seattle, Washington 98104
                            Attention:  David Wilson
                            Telephone:  (206) 447-0900
                            Facsimile:  (206) 447-0849

9.4 Interpretation; Certain Defined Terms.

         (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity.

         (b) For purposes of this Agreement, "affiliates" shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

         (c) For purposes of this Agreement, the term "group" shall have the meaning set forth under Section 13(d) of the Exchange Act and the rules and regulations thereunder.

         (d) For purposes of this Agreement, the term "knowledge" means (i) with respect to any natural person, the actual knowledge of such person, and (ii) with respect to any corporation or entity, the actual knowledge of such party's officers and directors provided that such persons shall have made due and diligent inquiry of those employees of such party whom such officers and directors reasonably believe would have actual knowledge of the matters represented.

         (e) For purposes of this Agreement, any reference to a "Material Adverse Effect" with respect to any entity or group of entities means any event, change, occurrence or development, individually or together with other events, changes, occurrences or developments that (i) is materially adverse to the condition (financial or otherwise), properties, assets (including intangible assets), prospects, liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole, or (ii) would prevent or materially alter or delay any of the Transactions except, for each of (i) and
(ii) above, to the extent that no such
event, change, occurrence or development results solely from changes in general economic or market conditions, or from changes affecting the industry generally in which the party operates and which do not affect such party disproportionately; provided, that a Material Adverse Effect shall not include an event, change, occurrence or development arising out of or resulting from actions contemplated by the parties in connection with this Agreement or that is directly attributable to the announcement, pendency or performance of this Agreement or the transactions contemplated hereby (excluding any litigation brought by stockholders or others in connection therewith).

         (f) For purposes of this Agreement, the term "person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

         (g) For purposes of this Agreement, a "subsidiary" of a specified entity will be any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

         (h) For purposes of this Agreement, "Transactions" shall mean all of the transactions contemplated in this Agreement, including the Offer, the Merger, the Purchaser Option, the Stockholder Agreement, the Non-Competition Agreements and the transactions contemplated thereunder.

      9.5 Counterparts. This Agreement may be executed in two or more counterparts, and by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

      9.6 Entire Agreement; Third Party Beneficiaries. This Agreement and the exhibits, documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the provisions of this Agreement shall supersede any conflicting provisions of the Confidentiality Agreement; and
(b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 6.4.

      9.7 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

      9.8 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

      9.9 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof; provided, however, that the laws of the respective jurisdictions of incorporation of each of the parties shall govern the relative rights, obligations, powers, duties and other internal affairs of such party and its board of directors. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the Transactions; (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it shall not bring any action relating to this Agreement or any of the Transactions in any court other than the Delaware Court of Chancery or a federal court sitting in the State of Delaware.

      9.10 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

      9.11 Assignment. This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the Purchaser may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to (a) Parent, (b) to Parent and one or more direct or indirect wholly-owned subsidiaries of Parent, or (c) to one or more direct or indirect wholly-owned subsidiaries of Parent (each, an "Assignee"); provided, however, that, to the extent required by Section 251 of the DGCL in order for this Agreement, with such rights assigned, to be valid from and after such assignment, such assignment shall be effective only after
(a) an appropriate amendment to this Agreement to effectuate such assignment shall have been executed by the parties hereto and any such Assignee and (b) such amendment, or this Agreement as so amended, shall have received all approvals required by the DGCL. Subject to the preceding sentence, but without relieving any party hereto of any obligation hereunder, this

Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

      9.12 Amendment and Modification. Subject to applicable law and as otherwise provided in the Agreement, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective Boards of Directors or equivalent governing bodies, but, after the purchase of Shares pursuant to the Offer, no amendment shall be made which decreases the Merger Consideration and, after the approval of this Agreement by the stockholders, no amendment shall be made which by law requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      9.13 No Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

      9.14 Waiver of Jury Trial. EACH OF PARENT, THE COMPANY AND PURCHASER HEREBY IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENT OR ACTION RELATED HERETO OR THERETO.

                     [REST OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                               EMULEX CORPORATION


                               By:     /s/ Paul Folino
                                      -------------------------
                               Name:  Paul Folino
                               Title: Chairman of the Board and
                                      Chief Executive Officer

                               AVIARY ACQUISITION CORP.


                               By:     /s/ Paul Folino
                                      -------------------------
                               Name:  Paul Folino
                               Title: President and Chief Executive Officer

                               VIXEL CORPORATION


                               By:     /s/ James M. McCluney
                                      -------------------------
                               Name:  James McCluney
                               Title: President and Chief Executive Officer

                                     ANNEX I

         Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any validly tendered Shares unless the Minimum Condition shall have been satisfied. Furthermore, notwithstanding any other provisions of the Offer, Purchaser shall not be required to accept for payment or pay for any validly tendered Shares if, at the scheduled expiration date (i) any applicable waiting periods under the HSR Act and any comparable provisions under any applicable pre-merger notification laws or regulations of foreign jurisdictions have not expired or terminated prior to termination of the Offer, or (ii) any of the following events shall occur and be continuing:

         (a) there shall have been or be pending any suit, action or proceeding by any Governmental Entity or any third party against Purchaser, Parent, the Company or any Company subsidiary (i) seeking to prohibit or impose any material limitations on Parent's or Purchaser's ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or any portion of their or the Company's or the Company subsidiaries' businesses or assets, or to compel Parent or Purchaser or their respective subsidiaries or affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent or their respective subsidiaries, (ii) challenging the acquisition by Parent or Purchaser of any Shares pursuant to the Offer, seeking to delay, restrain or prohibit the making or consummation of the Offer, the exercise of the Purchaser Option or the Merger or the performance of any of the other Transactions contemplated by this Agreement, or seeking to obtain any damages in connection with the Offer, the Merger or any Transaction contemplated by this Agreement from the Company that are material in relation to the Company and the Company's subsidiaries taken as a whole or from Parent or Purchaser that are material in relation to the Company and the Company's subsidiaries taken as a whole, (iii) seeking to impose limitations on the ability of Purchaser, or render Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer, the Purchaser Option, the Stockholder Agreement or the Merger, (iv) seeking to impose material limitations on the ability of Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders, or (v) seeking to require divestiture by Parent or any of its subsidiaries or affiliates of any Shares;

         (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable, pursuant to an authoritative interpretation by or on behalf of a Government Entity, to the Offer, the Merger or any other Transaction, or any other action shall be taken by any Governmental Entity, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

                                     Annex
                                  Page 1 of 3

         (c) there shall have occurred and be continuing any suspension of payments in respect of banks in the United States (whether or not mandatory);

         (d) any of the representations and warranties of the Company contained in this Agreement shall not be true and correct in all material respects (other than representations and warranties qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the date of this Agreement and as of the date of any scheduled expiration of the Offer, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time) and except for the representations and warranties in Section 3.2 (which shall be true and correct in all respects other than de minimis variations with respect to the number of securities outstanding, not to exceed 5,000 Shares and shares issuable under the Company Options, the ESPP and outstanding Company Warrants);

         (e) since the date of this Agreement, there shall have occurred any events or changes which have had, or which are reasonably expected to have or constitute, individually or in the aggregate, a Material Adverse Effect on the Company;

         (f) the Company Board of Directors or any committee thereof shall have
(i) withdrawn, or modified or changed in a manner adverse to the Transactions, to the Parent or to Purchaser (including by amendment of the Schedule 14D-9), its recommendation in favor of the Offer, the Merger Agreement, or the Merger or shall have failed to make such favorable recommendation, (ii) approved or recommended any third party Acquisition Proposal or entered into or publicly announced its intention to enter into any agreement or agreement in principle with respect to any third party Acquisition Proposal, (iii) resolved or publicly proposed to do any of the foregoing; or (iv) taken a neutral position or made no recommendation with respect to a third party Acquisition Proposal after a reasonable amount of time (and in no event more than ten (10) business days following receipt thereof) has elapsed for the Company Board of Directors or any committee thereof to review and make a recommendation with respect thereto.

         (g) the Company shall have breached or failed, in any material respect, to perform or to comply with any material agreement, obligation or covenant to be performed or complied with by it under this Agreement;

         (h) Purchaser shall have failed to receive a certificate executed by the Company's Chief Executive Officer or President on behalf of the Company, dated as of the scheduled expiration of the Offer, to the effect that the conditions set forth in paragraphs (d), (e), (f) and (g) of this Annex I have not occurred;

         (i) any party to any Stockholder Agreement other than the Purchaser and Parent shall be in breach of or have failed to perform any of its covenants or agreements under such agreement or shall be in breach of any of its representations and warranties in such agreement at the Initial Expiration Date unless the Minimum Condition has been satisfied as of the Initial Expiration Date;

         (j) all consents, permits and approvals of Governmental Authorities shall not have been obtained;

                                     Annex

         (k) the Rights shall have become exercisable; or

         (l) the Merger Agreement shall have been terminated in accordance with its terms.

         The foregoing conditions are for the sole benefit of Parent and Purchaser, may be asserted by Parent or Purchaser regardless of the circumstances (including any action or omission by Parent or any of its affiliates) giving rise to such condition and, except for the Minimum Condition, may be waived by Parent or Purchaser in whole or in part at any time and from time to time and in the sole discretion of Parent or Purchaser, subject in each case to the terms of this Agreement. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and, each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

         The capitalized terms used in this Annex I shall have the meanings set forth in the Agreement to which it is annexed, except that the term "Merger Agreement" shall be deemed to refer to the Agreement to which this Annex I is annexed.

                                      Annex

                                                                       EXHIBIT A

                             STOCKHOLDERS AGREEMENT






     FILED AS EXHIBIT (D)(2) TO THE SCHEDULE TO, DATED OCTOBER 15, 2003, BY EMULEX CORPORATION.

                                                                       EXHIBIT B

                           PURCHASER OPTION AGREEMENT





     FILED AS EXHIBIT (D)(3) TO THE SCHEDULE TO, DATED OCTOBER 15, 2003, BY EMULEX CORPORATION.

                                                                     EXHIBIT C-1

                            NONCOMPETITION AGREEMENT

         THIS NONCOMPETITION AGREEMENT (this "AGREEMENT") is entered into as of October 8, 2003, by and between Emulex Corporation, a California corporation (the "COMPANY") and [James M. McCluney] [Stuart B. Berman] ("EXECUTIVE"), a shareholder and executive officer of Vixel Corporation, a Delaware Corporation ("VIXEL").

                                    RECITALS

         A. Vixel and the Company are engaged in the business of providing technologies and products for the storage networking infrastructure business, including HBAs, fabric switches and storage networking semiconductor components that are embedded in HBAs, fabric switches and storage appliances (including, but not limited to, storage arrays, network attached storage, tape libraries and virtualization appliances) that are contained in existing products of or products under development by either the Company or Vixel (the "BUSINESS");

         B. Executive is a stockholder and an executive officer of Vixel and accordingly has acquired confidential and proprietary information relating to the Business and the operation of Vixel;

         C. Executive's covenant not to compete, as reflected in this Agreement, is an essential part of the transactions described in the Agreement and Plan of Merger, dated as of October 8, 2003 (the "MERGER AGREEMENT"), by and among Emulex Corporation, a Delaware corporation and the Company's parent corporation ("PARENT"), Vixel and Aviary Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (the "SUB"), pursuant to which, among other things, the Sub will be merged with and into Vixel (the "MERGER");

         D. Executive holds a substantial number of stock options of Vixel that will continue to vest and shall be exercisable for shares of common stock of the Company following the Merger and therefore has a material economic interest in the consummation of the Merger.

         E. In order to protect the goodwill related to the Business and as a condition of, and an inducement to, the Company entering into the Merger Agreement, Executive has agreed to the noncompetition and nonsolicitation covenants and the confidentiality agreements provided in this Agreement.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing and to induce the Company to consummate the transactions contemplated by the Merger Agreement, the receipt and sufficiency of which are hereby acknowledged, and with the knowledge that no other good or valuable consideration has been offered to or received by Executive in connection with the execution of this Agreement, Executive hereby covenants and agrees as follows:

                                      C1-1

         1. Effectiveness of Agreement. This Agreement is conditioned upon the occurrence of the (i) Closing (as that term is defined in the Merger Agreement) and (ii) the offer of employment to Executive by the Company or any of its affiliates following the Closing ("EMPLOYMENT COMMENCEMENT"). This Agreement shall be null and void ab initio should the Merger not be consummated for any reason or should the Employment Commencement not occur. This Agreement will terminate in the event of and concurrent with a termination of the Merger Agreement in accordance with its terms.

         2.       Noncompetition.

                  (a) Executive and the Company agree that due to the nature of Executive's association with Vixel, Executive has confidential and proprietary information relating to the business and operations of Vixel and the Company (all references to the "Company" hereinafter shall include Vixel, which shall be the surviving corporation in the Merger). Executive acknowledges that such information is of extreme importance to the business of the Company and will continue to be so after the Merger and that disclosure of such confidential information to others or the unauthorized use of such information by others would cause substantial loss and harm to the Company. Executive and the Company also agree that Executive will continue to acquire, and will assist in developing, confidential and proprietary information relating to the Business following the Merger by reason of his employment with the Company.

                  (b) Executive and the Company further agree that the market for the Business is intensely competitive and that the Company engages in the Business throughout the United States, Europe, Scandinavia, Japan, China, Taiwan, Thailand, South Korea and Singapore.

                  (c) (i) Subject to subparagraph (ii) below, during the period commencing at the Effective Time of the Merger and ending one
         (1) year following the termination of Executive's employment with the Company (including, without limitation, voluntary resignation by such Executive or termination at the request of the Company) (the "RESTRICTED PERIOD"), Executive agrees that he shall not, anywhere in the Business Area (as defined below), engage, directly or indirectly, in any in any capacity whatsoever (whether as an officer, director, stockholder, owner, proprietor, partner, member, co-owner, investor, employee, trustee, manager, consultant, independent contractor, co-venturer, financier, agent, representative or otherwise), in a Competing Business (as defined below), or otherwise hold any interest in a Competing Business; provided, however, that Executive may own, directly or indirectly, solely as a passive investment, securities of any entity traded on any national securities exchange if Executive is not a controlling person of, or a member of a group which controls, such entity and does not, directly or indirectly, "beneficially own" (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) 1.0% or more of any class of securities of such Competing Business.

                  (ii) In the event that the employment of Executive is terminated by the Company without Cause (as defined herein) within one
         (1) year of the Effective Time, then the Restricted Period shall terminate on the expiration of severance payments to Executive.

                                      C1-2

                  (d) "COMPETING BUSINESS" as used herein, means any individual, corporation, partnership, limited partnership, limited liability company, trust (business or otherwise), institution, foundation, pool, plan or other entity or organization (other than the Company) which engages or proposes to engage in the Business.

                  (e) "BUSINESS AREA" as used herein, means each state within the United States of America as well as each country, state, province and territory in Europe, Scandinavia, Japan, China, Taiwan, Thailand, South Korea and Singapore.

                  (f) "CAUSE" as used herein shall mean: (i) any misappropriation or embezzlement by Executive of the property of the Company or any of its affiliates or other act of fraud or material misconduct by Executive against the Company or any of its affiliates; (ii) Executive's conviction of or plea of guilty or nolo contendere to a crime constituting a felony or any criminal act involving moral turpitude; (iii) a breach by Executive of any provision of this Agreement; (iv) the failure, refusal or neglect by Executive to perform faithfully the duties and obligations customary to his office; (v) the habitual non-performance or incompetent performance by Executive of the duties or responsibilities customary to his office; (vi) misconduct by Executive, including insubordination, in respect of the duties or obligations customary to his office; and (vii) any intentional or grossly negligent act by Executive having the effect of materially injuring the business or reputation of the Company or any of its affiliates. No activities covered by item (iv), (v) and (vi) will be deemed to be "Cause" unless the Company has notified Executive of the prohibited activity in writing and Executive has failed to cease such activity within thirty (30) days.

         3. Nonsolicitation of the Purchaser and Company Employees. During the Restricted Period, Executive shall not, without the prior written consent of the Company, directly or indirectly solicit, request, cause or induce any person who is at the time an employee of or a consultant of the Company to leave the employ of or otherwise terminate such person's relationship with the Company.

         4. Nonsolicitation of Customers or Suppliers. During the Restricted Period, Executive shall not, directly or indirectly: (i) solicit, induce or attempt to induce any customer, client or supplier of the Company to cease doing business in whole or in part with the Company; or (ii) attempt to limit or interfere with any business engagement or relationship existing between the Company and any third party.

         5. Confidentiality. Executive agrees that, upon the Closing, he will execute the Company's standard proprietary information and invention assignment agreement (the "Employee Invention and Non-Disclosure Agreement"), the form of which is attached as Annex A, and will abide by all of its terms.

         6. Injunctive Relief. The parties agree that the remedy at law for any breach of this Agreement is and will be inadequate, and in the event of a breach or threatened breach by Executive of any of the provisions of this Agreement, the Company shall be entitled to seek an injunction restraining Executive from the conduct which would constitute a breach of this Agreement. Nothing herein contained shall be construed as prohibiting the Company from

                                      C1-3
pursuing any other remedies available to it or them for such breach or threatened breach, including, without limitation, the recovery of damages from Executive.

         7. Reasonableness and Enforceability of Covenants. The parties expressly agree that the character, duration and geographical scope of this Agreement are reasonable in light of the circumstances as they exist on the date upon which this Agreement has been executed, including, but not limited to, Executive's position of confidence and trust as an executive officer of Vixel as well as his employment with the Company after the Closing. Moreover, if any court determines that any of the covenants and agreements contained herein, or any part thereof, is unenforceable because of the character, duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable to the maximum extent permitted by applicable law.

         8. Severability. If any of the provisions of this Agreement shall otherwise contravene or be invalid under the laws of any state, country or other jurisdiction where this Agreement is applicable but for such contravention or invalidity, such contravention or invalidity shall not invalidate all of the provisions of this Agreement but rather it shall be construed, insofar as the laws of that state, country or jurisdiction are concerned, as not containing the provision or provisions contravening or invalid under the laws of that state or jurisdiction, and the rights and obligations created hereby shall be construed and enforced accordingly.

         9. Construction. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Washington, without regard to principles of conflicts or choice of laws.

         10. Amendments and Waivers. This Agreement may be modified only by a written instrument duly executed by each party hereto. No breach of any covenant, agreement, warranty or representation shall be deemed waived unless expressly waived in writing by the party who might assert such breach. No waiver of any right hereunder shall operate as a waiver of any other right or of the same or a similar right on another occasion.

         11. Entire Agreement. This Agreement, together with the Merger Agreement and the documents, instruments and other agreements contemplated by or referred to therein and the Employee Invention and Non-Disclosure Agreement, contains the entire understanding of the parties relating to the subject matter hereof, supersedes all prior and contemporaneous agreements and understandings relating to the subject matter hereof and shall not be amended except by a written instrument signed by each of the parties hereto.

         12. Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which, when so executed and delivered, shall be an original, but all of which, when taken as a whole, shall constitute one and the same instrument.

         13. Section Headings. The headings of each section, subsection or other subdivision of this Agreement are for reference only and shall not limit or control the meaning thereof.

                                      C1-4

         14. Assignment. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof nor any of the documents executed in connection herewith may be assigned by any party without the consent of the other parties; provided, however, that the Company may assign its rights hereunder, without the consent of Executive, to any entity that acquires or succeeds to the Business.

         15. Further Assurances. From time to time, at the Company's request and without further consideration, Executive shall execute and deliver such additional documents and take all such further action as reasonably requested by the Company to be necessary or desirable to make effective, in the most expeditious manner possible, the terms of this Agreement.

         16. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or two business days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      if to the Company:

                           Emulex Corporation
                           3535 Harbor Boulevard
                           Costa Mesa, California 92626
                           Attn: Randall G. Wick
                                 Vice President, General Counsel
                           Telephone No.: (714) 662-5600
                           Facsimile No.: (714) 641-0172

                  (b)      if to Executive:

                           c/o Vixel Corporation
                           11911 North Creek Parkway South
                           Bothell, Washington 98011
                           Telephone No.: (425) 806-4528
                           Facsimile No.: (425) 806-4001

         17. Defined Terms. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Merger Agreement.

                                      C1-5

         IN WITNESS WHEREOF, the parties hereto have executed this Noncompetition Agreement as of the date first above written.

                                    EMULEX CORPORATION

                                    By: ________________________________________
                                        Name:  Paul Folino
                                        Title: Chairman of the Board and
                                               Chief Executive Officer

                                    ____________________________________________
                                    [James M. McCluney][Stuart B. Berman]

                                      C1-6

                                                                         ANNEX A

[EMULEX LOGO]

                 EMPLOYEE CREATION AND NON-DISCLOSURE AGREEMENT

         This Employee Creation and Non-Disclosure Agreement (this "Agreement") is entered into between Emulex Corporation ("Emulex") and the undersigned Employee. In consideration of employment or continued employment by Emulex and the mutual promises contained in this Agreement, Employee and Emulex agree as follows:

                 Definition of Terms.

                  1.1 Creation. "Creation" means every idea, concept, invention, device, design, apparatus, machine, practice, process, method, product, composition of matter, improvement, formula, algorithm, literary or graphical or audiovisual work or sound recording, mask work, or computer program of any kind, whether or not subject to patent, copyright, mask work right, or similar protection.

                  1.2 Create. "Create" means invent, develop, devise, conceive, discover, create, first reduce to practice, write, or fix in a tangible medium of expression.

                  1.3 Confidential Information. "Confidential Information" means all Creations, data, information, know-how, process parameters, fabrication techniques, technical plans, documentation, customer lists, price lists, supplier lists, business plans, marketing plans, financial information, and the like, in whatever form or medium, and whether or not designated or marked "Confidential" or the like, which: (1) relate to the business of Emulex, and (a) have not been disclosed by Emulex to, or (b) are not generally known to, the general public or to Emulex's trade or industry; or (2) are received by Emulex from a third party under an obligation of confidentiality to the third party.

                  1.4 Emulex. "Emulex" includes Emulex Corporation, a Delaware corporation, all of its subsidiaries, and all joint ventures and partnerships of which such corporation and/or any of such subsidiaries is a member, partner, or participant.

                 Confidential Information.

                  2.1 Acknowledgement by Employee. Employee acknowledges that during Employee's employment with Emulex, Employee may be given access to, become acquainted with, or develop Confidential Information.

                  2.2 No Use or Disclosure. Employee shall not use or disclose (directly or indirectly) any Confidential Information (whether or not created or developed by Employee) at any time or in any manner, except as required in the course of employment with Emulex. Employee acknowledges that, except as set forth on an exhibit attached by Employee to this Agreement, Employee is not a party to any agreement with any other entity which either (1) restricts Employee's use or disclosure of any information gained or learned by Employee from the entity or while employed by the entity, or (2) otherwise relates to Employee's use or disclosure of any confidential information or trade secrets of the entity. Employee represents that no entity has asserted or is asserting that Employee has breached any of the terms or provisions of any of the agreements listed on the attached exhibit. The obligations of this Paragraph are continuing and survive the termination of Employee's employment with Emulex.

                  2.3 Restriction on Documents and Equipment. All Confidential Information, documents, and equipment relating to the business of Emulex, whether prepared by Employee or otherwise coming into Employee's possession, are the exclusive property of Emulex, and must not be removed from any of its premises except as required in the course of employment with Emulex. All such Confidential Information, documents, and equipment

                                      C1-7
shall be promptly returned by Employee to Emulex upon the request of Emulex, and on any termination of Employee's employment with Emulex.

                  2.4 No Disclosure or Use from Others. Employee shall not disclose to Emulex or use on behalf of Emulex any confidential information or trade secrets obtained from other entities, and shall not bring confidential information or trade secrets of other entities onto Emulex's premises.

                 Creations.

                  3.1 Disclosure and Assignment of Creations. Employee shall promptly inform and disclose to Emulex all Creations which Employee Creates (either alone or with others) while in the employment of Emulex, if the
Creations:

                  (1) relate, at the time Created, to the business of Emulex or to any actual or demonstrably anticipated research or development work of Emulex; or

                  (2) result from any work performed by Employee for Emulex; or

                  (3) were Created utilizing any of Emulex's equipment, supplies, facilities, time, or Confidential Information.

ALL OF THE ABOVE-DESCRIBED CREATIONS THAT ARE SUBJECT TO COPYRIGHT OR MASK WORK PROTECTION ARE EXPLICITLY CONSIDERED BY EMPLOYEE AND EMULEX TO BE WORKS MADE FOR HIRE TO THE EXTENT PERMITTED BY LAW. ALL OF THE ABOVE-DESCRIBED CREATIONS OTHERWISE ARE HEREBY ASSIGNED BY EMPLOYEE TO EMULEX, AND ARE THE EXCLUSIVE PROPERTY OF EMULEX.

                  3.2 Governmental Rights. Employee acknowledges that Emulex has entered or may enter into agreements with agencies of the United States government, and that Emulex may be subject to laws and regulations which impose obligations, restrictions, and limitations on Emulex with respect to Creations which may be acquired by Emulex or which may be conceived or developed by employees, consultants, and other agents rendering services to Emulex. Employee shall be bound by all such obligations, restrictions, and limitations applicable to any Creation of Employee. Employee also shall take any and all further action which may be required to discharge such obligations and to comply with such restrictions and limitations. Employee further shall assign to Emulex all of Employee's rights in any Creation of Employee if Emulex is required to grant those rights to the United States government or any agencies of the United States government.

                  3.3 Employee's Assistance. Employee agrees to assist Emulex in obtaining and/or maintaining patents, copyrights, mask work rights, and similar rights to any Creations assigned by Employee to Emulex if Emulex, in its sole discretion, requests such assistance. Employee shall sign all documents and do all other things deemed necessary by Emulex, at Emulex's expense, to obtain and/or maintain such rights, to assign them to Emulex, to defend them from invalidation, and to protect them against infringement by other parties. The obligations of this Paragraph are continuing and survive the termination of Employee's employment with Emulex. If Emulex requires Employee's assistance under this Paragraph after termination of employment with Emulex, Employee will be compensated for time actually spent in providing assistance at Employee's hourly pay rate at the date of Employee's termination.

                  3.4 Appointment of Agent. Employee irrevocably appoints the President of Emulex to act as Employee's agent and attorney-in-fact to perform all acts necessary to obtain and/or maintain patents, copyrights, mask work rights, and similar rights, to any Creations assigned by Employee to Emulex under this Agreement if (1) Employee refuses to perform those acts, or (2) is unavailable, within the meaning of any applicable laws. Employee acknowledges that the grant of the foregoing power of attorney is coupled with an interest and shall survive the death or disability of Employee.

                  3.5 Further Disclosure. Employee shall promptly disclose to Emulex, in confidence, (1) all Creations of any kind which Employee Creates while employed by Emulex, and (2) all patent applications filed by

                                      C1-8

Employee within one (1) year after termination of employment with Emulex. Employee agrees that any application for a patent, copyright registration, mask work registration, or similar right filed within one (1) year after termination of employment with Emulex shall be presumed to relate to a Creation of Employee Created during employment at Emulex, unless Employee can prove otherwise.

                  3.6 Records. Employee shall keep complete, accurate, and authentic information and records on all Creations in the manner and form requested by Emulex. The information and records, and all copies of them, shall be the exclusive property of Emulex. Employee shall promptly surrender the information and records upon the request of Emulex, and on any termination of Employee's employment with Emulex.

                  3.7 Compliance with Labor Code. THIS AGREEMENT DOES NOT APPLY TO ANY CREATIONS WHICH QUALIFY FULLY UNDER THE PROVISIONS OF SECTION 2870 OF THE CALIFORNIA LABOR CODE OR ANY SIMILAR APPLICABLE LAW. FOR EMPLOYEE'S INFORMATION, THE CURRENT TEXT OF SECTION 2870 IS REPRODUCED BELOW:

         "(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

                  (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

                  (2) Result from any work performed by the employee for the employer.

         (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable."

                 Restrictions on Employee.

                  4.1 No Conflicting Competition. While employed by Emulex, Employee shall not in any manner (whether as an employee, consultant, or otherwise) perform services for, or have an ownership interest in (other than less than one percent (1%) of a publicly-held company), any entity that competes with Emulex or any employment or business which is otherwise in conflict with Employee's employment relationship with Emulex.

                  4.2 No Competitive Planning. While employed by Emulex, Employee shall not undertake any planning for any outside business activity (1) competitive with the work which Employee performs for Emulex, or (2) competitive with the profit unit of Emulex for which Employee works.

                  4.3 No Hiring of Other Employees. While employed by Emulex, and for 1 year afterward, Employee shall not employ, attempt to employ, or assist or encourage others in employing or attempting to employ (whether as an employee, consultant, or otherwise), any of Emulex's other employees who work in any area in which Employee has been significantly engaged on behalf of Emulex.

                  4.4 No Use of Confidential Information. While employed by Emulex, and for 1 year afterward, Employee shall not enter into any other employment (whether as an employee, consultant, or otherwise) in which the duties of such other employment would require Employee to disclose or use any Confidential Information.

                  4.5 No Conflicting Agreements. Employee represents that Employee has no agreements with or obligations to any other party that would interfere with Employee's compliance with this Agreement.

                  4.6 Subsequent Employment. Employee agrees that Emulex may notify anyone as to the existence and provisions of this Agreement.

                                      C1-9

                 Pre-existing Creations.

                  5.1 Representation of Coverage and Grant of License. Except for those Creations (if any) specifically reserved by Employee in an attachment to this Agreement, Employee represents that there are no Creations owned wholly or in part by Employee, or controlled directly or indirectly by Employee, which Employee considers to be reserved and excluded from the scope of this Agreement. Employee grants to Emulex a royalty-free, non-exclusive, worldwide, irrevocable license on any and all non-reserved Creations of Employee.

                  5.2 Preservation of Confidence. In order to preserve Employee's proprietary rights in any unpatented or unpublished reserved Creations, Emulex shall keep in confidence all information provided by Employee pertaining to any reserved Creation, unless the information: (1) is already known to or in the possession of Emulex; (2) is or becomes publicly known through no wrongful act of Emulex; (3) is rightfully received by Emulex from a third party without breach of any obligation to Employee; (4) is approved for release by written authorization of Employee; (5) is distributed or made available to others by Employee without restriction as to use or disclosure; or
(6) is developed independently by Emulex through persons not involved with information received by Emulex from Employee.

                  5.3 License from Use. Notwithstanding the reservation of a Creation under Paragraph 5.1, if Employee (1) uses a reserved Creation while employed by Emulex, or (2) permits the use of a reserved Creation by another employee of Emulex, and does not have a prior written agreement with Emulex pertaining to such use, then Employee thereby grants to Emulex a royalty-free, non-exclusive, worldwide, irrevocable license to that Creation (provided that the reserved Creation is owned wholly or in part by Employee, or is within the direct or indirect control of Employee at the time of employment).

                  5.4 Right of First Refusal. With respect to any reserved Creations specified under Paragraph 5.1 above, Employee grants to Emulex a right of first refusal to purchase or license such Creations (unless otherwise licensed to Emulex by any other terms of this Agreement) on terms at least as favorable as offered to any other purchaser or licensee while Employee is employed by Emulex.

                 General Provisions.

                  6.1 Attorneys' Fees. If any arbitration, litigation, or other legal proceeding occurs between the parties relating to this Agreement, the prevailing party shall be entitled to recover (in addition to any other relief awarded or granted) his, her, or its reasonable costs and expenses (including attorneys' fees) incurred in the proceeding and any appeal therefrom.

                  6.2 Entire Agreement. This Agreement, including all referenced attachments, constitutes the complete and final agreement between the parties, and supersedes all prior negotiations, agreements, and understandings between the parties concerning its subject matter.

                  6.3 Successors and Assigns. This Agreement is intended to benefit and is binding on (1) the successors and assigns of Emulex, and (2) the heirs and legal successors of Employee.

                  6.4 Separate Enforcement of Provisions. If any provision of this Agreement is held by a court or arbitrator of competent jurisdiction to be unlawful or unenforceable, the remaining provisions of this Agreement shall be enforced to the extent possible.

                  6.5 Governing Law. The validity, construction, and performance of this Agreement is governed by the laws of the State of California.

                  6.6 Right to Relief. If Employee breaches or threatens to breach any provision of this Agreement, in addition to any other rights and remedies Emulex may have, Emulex shall be entitled to temporary and permanent injunctive relief to prevent the breach or threatened breach without the necessity of proving actual damages or posting any bond or undertaking.

                                     C1-10

                  6.7 Waiver and Amendment. No waiver, amendment, or modification of this Agreement shall be effective unless in writing and signed by the party against whom the waiver, amendment, or modification is sought to be enforced. No failure or delay by either party in exercising any right, power, or remedy under this Agreement shall operate as a waiver of the right, power, or remedy. No waiver of any term, condition, or breach of this Agreement shall be construed as a waiver of any other term, condition, or breach.

                  Effective Date. This Agreement, no matter when signed by Employee, is effective from the first date of Employee's employment with Emulex, and shall survive the termination of Employee's employment with Emulex.

                  At Will Employment. Unless specifically provided differently in a separate written agreement signed by an authorized agent of Emulex, Employee acknowledges and agrees that Employee's employment by Emulex is now and will continue to be throughout his or her employment with Emulex "AT WILL," and can be terminated at any time by Emulex for any reason, with or without good cause, and with or without prior warning or notice.

                  Acknowledgment of Reading. Employee acknowledges that Employee has read and understands this Agreement, and has received a copy of it.

AGREED:                                           EMULEX CORPORATION

______________________________                    By:___________________________
Employee's signature

______________________________                    ______________________________
Employee's Name                                   Name

Dated:________________________                    ______________________________
                                                  Title

                                                  Dated:________________________

                                     C1-11

                                                                     EXHIBIT C-2

                            NONCOMPETITION AGREEMENT

         THIS NONCOMPETITION AGREEMENT (this "AGREEMENT") is entered into as of October 8, 2003, by and between Emulex Corporation, a California corporation (the "COMPANY") and [Name of Executive] ("EXECUTIVE"), a shareholder and executive officer of Vixel Corporation, a Delaware Corporation ("VIXEL").

                                    RECITALS

         A. Vixel is engaged in the business of providing technologies and products for the storage networking infrastructure business, fabric switches and storage networking semiconductor components that are embedded in fabric switches and storage appliances (including, but not limited to, storage arrays, network attached storage, tape libraries and virtualization appliances) that are contained in existing products of or products under development by Vixel (the "BUSINESS"); provided, that if Executive accepts an offer of employment with the Company following the Merger, the definition of Business shall also include the preceding Business of the Company as well as Vixel, including HBAs.

         B. Executive is a stockholder and an executive officer of Vixel and accordingly has acquired confidential and proprietary information relating to the Business and the operation of Vixel;

         C. Executive's covenant not to compete, as reflected in this Agreement, is an essential part of the transactions described in the Agreement and Plan of Merger, dated as of October 8, 2003 (the "MERGER AGREEMENT"), by and among Eagle Corporation, a Delaware corporation and the Company's parent corporation ("PARENT"), Vixel and Aviary Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (the "SUB"), pursuant to which, among other things, the Sub will be merged with and into Vixel (the "MERGER");

         D. Executive holds a substantial number of stock options of Vixel that will continue to vest and shall be exercisable for shares of common stock of the Company following the Merger and therefore has a material economic interest in the consummation of the Merger.

         E. In order to protect the goodwill related to the Business and as a condition of, and an inducement to, the Company entering into the Merger Agreement, Executive has agreed to the noncompetition and nonsolicitation covenants and the confidentiality agreements provided in this Agreement.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing and to induce the Company to consummate the transactions contemplated by the Merger Agreement, the receipt and sufficiency of which are hereby acknowledged, and with the knowledge that no other good or valuable consideration has been offered to or received by Executive in connection with the execution of this Agreement, Executive hereby covenants and agrees as follows:

                                      C2-1

         1. Effectiveness of Agreement. This Agreement is conditioned upon the occurrence of the (i) Closing (as that term is defined in the Merger Agreement) and (ii) a bone fide offer of employment to Executive by the Company or any of its affiliates following the Closing ("EMPLOYMENT COMMENCEMENT"). This Agreement shall be null and void ab initio should the Merger not be consummated for any reason or should the Employment Commencement not occur. This Agreement will terminate in the event of and concurrent with a termination of the Merger Agreement in accordance with its terms.

         2.       Noncompetition.

                  (a) Executive and the Company agree that due to the nature of Executive's association with Vixel, Executive has confidential and proprietary information relating to the business and operations of Vixel and the Company (all references to the "Company" hereinafter shall include Vixel, which shall be the surviving corporation in the Merger). Executive acknowledges that such information is of extreme importance to the business of the Company and will continue to be so after the Merger and that disclosure of such confidential information to others or the unauthorized use of such information by others would cause substantial loss and harm to the Company. Executive and the Company also agree that Executive will continue to acquire, and will assist in developing, confidential and proprietary information relating to the Business following the Merger by reason of his employment with the Company.

                  (b) Executive and the Company further agree that the market for the Business is intensely competitive and that the Company engages in the Business throughout the United States, Europe, Scandinavia, Japan, China, Taiwan, Thailand, South Korea and Singapore.

                  (c) (i) Subject to subparagraph (ii) below, during the period commencing at the Effective Time of the Merger and ending one
         (1) year following the termination of Executive's employment with the Company (including, without limitation, voluntary resignation by such Executive or termination at the request of the Company) (the "RESTRICTED PERIOD"), Executive agrees that he shall not, anywhere in the Business Area (as defined below), engage, directly or indirectly, in any in any capacity whatsoever (whether as an officer, director, stockholder, owner, proprietor, partner, member, co-owner, investor, employee, trustee, manager, consultant, independent contractor, co-venturer, financier, agent, representative or otherwise), in a Competing Business (as defined below), or otherwise hold any interest in a Competing Business; provided, however, that Executive may own, directly or indirectly, solely as a passive investment, securities of any entity traded on any national securities exchange if Executive is not a controlling person of, or a member of a group which controls, such entity and does not, directly or indirectly, "beneficially own" (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) 1.0% or more of any class of securities of such Competing Business.

                  (ii) In the event that the employment of Executive is terminated by the Company without Cause (as defined herein) within one
         (1) year of the Effective Time, then the Restricted Period shall terminate on the expiration of severance payments to Executive.

                                      C2-2

                  (d) "COMPETING BUSINESS" as used herein, means any individual, corporation, partnership, limited partnership, limited liability company, trust (business or otherwise), institution, foundation, pool, plan or other entity or organization (other than the Company) which engages or has publicly announced that it proposes to engage in the Business.

                  (e) "BUSINESS AREA" as used herein, means each state within the United States of America as well as each country, state, province and territory in Europe, Scandinavia, Japan, China, Taiwan, Thailand, South Korea and Singapore.

                  (f) "CAUSE" as used herein shall mean: (i) any misappropriation or embezzlement by Executive of the property of the Company or any of its affiliates or other act of fraud or material misconduct by Executive against the Company or any of its affiliates; (ii) Executive's conviction of or plea of guilty or nolo contendere to a crime constituting a felony or any criminal act involving moral turpitude; (iii) a breach by Executive of any provision of this Agreement; (iv) the failure, refusal or neglect by Executive to perform faithfully the duties and obligations customary to his office; (v) the habitual non-performance or incompetent performance by Executive of the duties or responsibilities customary to his office; (vi) misconduct by Executive, including insubordination, in respect of the duties or obligations customary to his office; and (vii) any intentional or grossly negligent act by Executive having the effect of materially injuring the business or reputation of the Company or any of its affiliates. No activities covered by item (iv), (v) and (vi) will be deemed to be "Cause" unless the Company has notified Executive of the prohibited activity in writing and Executive has failed to cease such activity within thirty (30) days.

         3. Nonsolicitation of the Purchaser and Company Employees. During the Restricted Period, Executive shall not, without the prior written consent of the Company, directly or indirectly solicit, request, cause or induce any person who is at the time an employee of or a consultant of the Company to leave the employ of or otherwise terminate such person's relationship with the Company.

         4. Nonsolicitation of Customers or Suppliers. During the Restricted Period, Executive shall not, directly or indirectly: (i) solicit, induce or attempt to induce any customer, client or supplier of the Company to cease doing business in whole or in part with the Company; or (ii) attempt to limit or interfere with any business engagement or relationship existing between the Company and any third party.

         5. Confidentiality. Executive agrees that, upon the Closing, he will execute the Company's standard proprietary information and invention assignment agreement (the "Employee Invention and Non-Disclosure Agreement"), the form of which is attached as Annex A, and will abide by all of its terms.

         6. Injunctive Relief. The parties agree that the remedy at law for any breach of this Agreement is and will be inadequate, and in the event of a breach or threatened breach by Executive of any of the provisions of this Agreement, the Company shall be entitled to seek an injunction restraining Executive from the conduct which would constitute a breach of this Agreement. Nothing herein contained shall be construed as prohibiting the Company from

                                      C2-3
pursuing any other remedies available to it or them for such breach or threatened breach, including, without limitation, the recovery of damages from Executive.

         7. Reasonableness and Enforceability of Covenants. The parties expressly agree that the character, duration and geographical scope of this Agreement are reasonable in light of the circumstances as they exist on the date upon which this Agreement has been executed, including, but not limited to, Executive's position of confidence and trust as an executive officer of Vixel as well as his employment with the Company after the Closing. Moreover, if any court determines that any of the covenants and agreements contained herein, or any part thereof, is unenforceable because of the character, duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable to the maximum extent permitted by applicable law.

         8. Severability. If any of the provisions of this Agreement shall otherwise contravene or be invalid under the laws of any state, country or other jurisdiction where this Agreement is applicable but for such contravention or invalidity, such contravention or invalidity shall not invalidate all of the provisions of this Agreement but rather it shall be construed, insofar as the laws of that state, country or jurisdiction are concerned, as not containing the provision or provisions contravening or invalid under the laws of that state or jurisdiction, and the rights and obligations created hereby shall be construed and enforced accordingly.

         9. Construction. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Washington, without regard to principles of conflicts or choice of laws.

         10. Amendments and Waivers. This Agreement may be modified only by a written instrument duly executed by each party hereto. No breach of any covenant, agreement, warranty or representation shall be deemed waived unless expressly waived in writing by the party who might assert such breach. No waiver of any right hereunder shall operate as a waiver of any other right or of the same or a similar right on another occasion.

         11. Entire Agreement. This Agreement, together with the Merger Agreement and the documents, instruments and other agreements contemplated by or referred to therein and the Employee Invention and Non-Disclosure Agreement, contains the entire understanding of the parties relating to the subject matter hereof, supersedes all prior and contemporaneous agreements and understandings relating to the subject matter hereof and shall not be amended except by a written instrument signed by each of the parties hereto.

         12. Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which, when so executed and delivered, shall be an original, but all of which, when taken as a whole, shall constitute one and the same instrument.

         13. Section Headings. The headings of each section, subsection or other subdivision of this Agreement are for reference only and shall not limit or control the meaning thereof.

                                      C2-4

         14. Assignment. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof nor any of the documents executed in connection herewith may be assigned by any party without the consent of the other parties; provided, however, that the Company may assign its rights hereunder, without the consent of Executive, to any entity that acquires or succeeds to the Business.

         15. Further Assurances. From time to time, at the Company's request and without further consideration, Executive shall execute and deliver such additional documents and take all such further action as reasonably requested by the Company to be necessary or desirable to make effective, in the most expeditious manner possible, the terms of this Agreement.

         16. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or two business days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      if to the Company:

                           Emulex Corporation
                           3535 Harbor Boulevard
                           Costa Mesa, California 92626
                           Attn: Randall G. Wick
                                 Vice President, General Counsel
                          Telephone No.: (714) 662-5600
                          Facsimile No.: (714) 641-0172

                  (b)     if to Executive:

                          c/o Vixel Corporation
                          11911 North Creek Parkway South
                          Bothell, Washington 98011
                          Telephone No.: (425) 806-4528
                          Facsimile No.: (425) 806-4001

         17. Defined Terms. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Merger Agreement.

                                      C2-5

         IN WITNESS WHEREOF, the parties hereto have executed this Noncompetition Agreement as of the date first above written.

                                            EMULEX CORPORATION

                                            By: ________________________________
                                                Name:  Paul Folino
                                                Title: Chairman of the Board and
                                                       Chief Executive Officer

                                            ____________________________________
                                            [NAME OF EXECUTIVE]

                                      C2-6

                                                                         ANNEX A

[EMULEX LOGO]

                 EMPLOYEE CREATION AND NON-DISCLOSURE AGREEMENT

         This Employee Creation and Non-Disclosure Agreement (this "Agreement") is entered into between Emulex Corporation ("Emulex") and the undersigned Employee. In consideration of employment or continued employment by Emulex and the mutual promises contained in this Agreement, Employee and Emulex agree as follows:

                 Definition of Terms.

                  1.1 Creation. "Creation" means every idea, concept, invention, device, design, apparatus, machine, practice, process, method, product, composition of matter, improvement, formula, algorithm, literary or graphical or audiovisual work or sound recording, mask work, or computer program of any kind, whether or not subject to patent, copyright, mask work right, or similar protection.

                  1.2 Create. "Create" means invent, develop, devise, conceive, discover, create, first reduce to practice, write, or fix in a tangible medium of expression.

                  1.3 Confidential Information. "Confidential Information" means all Creations, data, information, know-how, process parameters, fabrication techniques, technical plans, documentation, customer lists, price lists, supplier lists, business plans, marketing plans, financial information, and the like, in whatever form or medium, and whether or not designated or marked "Confidential" or the like, which: (1) relate to the business of Emulex, and (a) have not been disclosed by Emulex to, or (b) are not generally known to, the general public or to Emulex's trade or industry; or (2) are received by Emulex from a third party under an obligation of confidentiality to the third party.

                  1.4 Emulex. "Emulex" includes Emulex Corporation, a Delaware corporation, all of its subsidiaries, and all joint ventures and partnerships of which such corporation and/or any of such subsidiaries is a member, partner, or participant.

                 Confidential Information.

                  2.1 Acknowledgement by Employee. Employee acknowledges that during Employee's employment with Emulex, Employee may be given access to, become acquainted with, or develop Confidential Information.

                  2.2 No Use or Disclosure. Employee shall not use or disclose (directly or indirectly) any Confidential Information (whether or not created or developed by Employee) at any time or in any manner, except as required in the course of employment with Emulex. Employee acknowledges that, except as set forth on an exhibit attached by Employee to this Agreement, Employee is not a party to any agreement with any other entity which either (1) restricts Employee's use or disclosure of any information gained or learned by Employee from the entity or while employed by the entity, or (2) otherwise relates to Employee's use or disclosure of any confidential information or trade secrets of the entity. Employee represents that no entity has asserted or is asserting that Employee has breached any of the terms or provisions of any of the agreements listed on the attached exhibit. The obligations of this Paragraph are continuing and survive the termination of Employee's employment with Emulex.

                  2.3 Restriction on Documents and Equipment. All Confidential Information, documents, and equipment relating to the business of Emulex, whether prepared by Employee or otherwise coming into Employee's possession, are the exclusive property of Emulex, and must not be removed from any of its premises except as required in the course of employment with Emulex. All such Confidential Information, documents, and equipment

                                      C2-7
shall be promptly returned by Employee to Emulex upon the request of Emulex, and on any termination of Employee's employment with Emulex.

                  2.4 No Disclosure or Use from Others. Employee shall not disclose to Emulex or use on behalf of Emulex any confidential information or trade secrets obtained from other entities, and shall not bring confidential information or trade secrets of other entities onto Emulex's premises.

                 Creations.

                  3.1 Disclosure and Assignment of Creations. Employee shall promptly inform and disclose to Emulex all Creations which Employee Creates (either alone or with others) while in the employment of Emulex, if the
Creations:

                  (1) relate, at the time Created, to the business of Emulex or to any actual or demonstrably anticipated research or development work of Emulex; or

                  (2) result from any work performed by Employee for Emulex; or

                  (3) were Created utilizing any of Emulex's equipment, supplies, facilities, time, or Confidential Information.

ALL OF THE ABOVE-DESCRIBED CREATIONS THAT ARE SUBJECT TO COPYRIGHT OR MASK WORK PROTECTION ARE EXPLICITLY CONSIDERED BY EMPLOYEE AND EMULEX TO BE WORKS MADE FOR HIRE TO THE EXTENT PERMITTED BY LAW. ALL OF THE ABOVE-DESCRIBED CREATIONS OTHERWISE ARE HEREBY ASSIGNED BY EMPLOYEE TO EMULEX, AND ARE THE EXCLUSIVE PROPERTY OF EMULEX.

                  3.2 Governmental Rights. Employee acknowledges that Emulex has entered or may enter into agreements with agencies of the United States government, and that Emulex may be subject to laws and regulations which impose obligations, restrictions, and limitations on Emulex with respect to Creations which may be acquired by Emulex or which may be conceived or developed by employees, consultants, and other agents rendering services to Emulex. Employee shall be bound by all such obligations, restrictions, and limitations applicable to any Creation of Employee. Employee also shall take any and all further action which may be required to discharge such obligations and to comply with such restrictions and limitations. Employee further shall assign to Emulex all of Employee's rights in any Creation of Employee if Emulex is required to grant those rights to the United States government or any agencies of the United States government.

                  3.3 Employee's Assistance. Employee agrees to assist Emulex in obtaining and/or maintaining patents, copyrights, mask work rights, and similar rights to any Creations assigned by Employee to Emulex if Emulex, in its sole discretion, requests such assistance. Employee shall sign all documents and do all other things deemed necessary by Emulex, at Emulex's expense, to obtain and/or maintain such rights, to assign them to Emulex, to defend them from invalidation, and to protect them against infringement by other parties. The obligations of this Paragraph are continuing and survive the termination of Employee's employment with Emulex. If Emulex requires Employee's assistance under this Paragraph after termination of employment with Emulex, Employee will be compensated for time actually spent in providing assistance at Employee's hourly pay rate at the date of Employee's termination.

                  3.4 Appointment of Agent. Employee irrevocably appoints the President of Emulex to act as Employee's agent and attorney-in-fact to perform all acts necessary to obtain and/or maintain patents, copyrights, mask work rights, and similar rights, to any Creations assigned by Employee to Emulex under this Agreement if (1) Employee refuses to perform those acts, or (2) is unavailable, within the meaning of any applicable laws. Employee acknowledges that the grant of the foregoing power of attorney is coupled with an interest and shall survive the death or disability of Employee.

                  3.5 Further Disclosure. Employee shall promptly disclose to Emulex, in confidence, (1) all Creations of any kind which Employee Creates while employed by Emulex, and (2) all patent applications filed by Employee within one (1) year after termination of employment with Emulex. Employee agrees that any application

                                      C2-8
for a patent, copyright registration, mask work registration, or similar right filed within one (1) year after termination of employment with Emulex shall be presumed to relate to a Creation of Employee Created during employment at Emulex, unless Employee can prove otherwise.

                  3.6 Records. Employee shall keep complete, accurate, and authentic information and records on all Creations in the manner and form requested by Emulex. The information and records, and all copies of them, shall be the exclusive property of Emulex. Employee shall promptly surrender the information and records upon the request of Emulex, and on any termination of Employee's employment with Emulex.

                  3.7 Compliance with Labor Code. THIS AGREEMENT DOES NOT APPLY TO ANY CREATIONS WHICH QUALIFY FULLY UNDER THE PROVISIONS OF SECTION 2870 OF THE CALIFORNIA LABOR CODE OR ANY SIMILAR APPLICABLE LAW. FOR EMPLOYEE'S INFORMATION, THE CURRENT TEXT OF SECTION 2870 IS REPRODUCED BELOW:

         "(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

                  (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

                  (2) Result from any work performed by the employee for the employer.

         (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable."

                 Restrictions on Employee.

                  4.1 No Conflicting Competition. While employed by Emulex, Employee shall not in any manner (whether as an employee, consultant, or otherwise) perform services for, or have an ownership interest in (other than less than one percent (1%) of a publicly-held company), any entity that competes with Emulex or any employment or business which is otherwise in conflict with Employee's employment relationship with Emulex.

                  4.2 No Competitive Planning. While employed by Emulex, Employee shall not undertake any planning for any outside business activity (1) competitive with the work which Employee performs for Emulex, or (2) competitive with the profit unit of Emulex for which Employee works.

                  4.3 No Hiring of Other Employees. While employed by Emulex, and for 1 year afterward, Employee shall not employ, attempt to employ, or assist or encourage others in employing or attempting to employ (whether as an employee, consultant, or otherwise), any of Emulex's other employees who work in any area in which Employee has been significantly engaged on behalf of Emulex.

                  4.4 No Use of Confidential Information. While employed by Emulex, and for 1 year afterward, Employee shall not enter into any other employment (whether as an employee, consultant, or otherwise) in which the duties of such other employment would require Employee to disclose or use any Confidential Information.

                  4.5 No Conflicting Agreements. Employee represents that Employee has no agreements with or obligations to any other party that would interfere with Employee's compliance with this Agreement.

                  4.6 Subsequent Employment. Employee agrees that Emulex may notify anyone as to the existence and provisions of this Agreement.

                                      C2-9

                 Pre-existing Creations.

                  5.1 Representation of Coverage and Grant of License. Except for those Creations (if any) specifically reserved by Employee in an attachment to this Agreement, Employee represents that there are no Creations owned wholly or in part by Employee, or controlled directly or indirectly by Employee, which Employee considers to be reserved and excluded from the scope of this Agreement. Employee grants to Emulex a royalty-free, non-exclusive, worldwide, irrevocable license on any and all non-reserved Creations of Employee.

                  5.2 Preservation of Confidence. In order to preserve Employee's proprietary rights in any unpatented or unpublished reserved Creations, Emulex shall keep in confidence all information provided by Employee pertaining to any reserved Creation, unless the information: (1) is already known to or in the possession of Emulex; (2) is or becomes publicly known through no wrongful act of Emulex; (3) is rightfully received by Emulex from a third party without breach of any obligation to Employee; (4) is approved for release by written authorization of Employee; (5) is distributed or made available to others by Employee without restriction as to use or disclosure; or
(6) is developed independently by Emulex through persons not involved with information received by Emulex from Employee.

                  5.3 License from Use. Notwithstanding the reservation of a Creation under Paragraph 5.1, if Employee (1) uses a reserved Creation while employed by Emulex, or (2) permits the use of a reserved Creation by another employee of Emulex, and does not have a prior written agreement with Emulex pertaining to such use, then Employee thereby grants to Emulex a royalty-free, non-exclusive, worldwide, irrevocable license to that Creation (provided that the reserved Creation is owned wholly or in part by Employee, or is within the direct or indirect control of Employee at the time of employment).

                  5.4 Right of First Refusal. With respect to any reserved Creations specified under Paragraph 5.1 above, Employee grants to Emulex a right of first refusal to purchase or license such Creations (unless otherwise licensed to Emulex by any other terms of this Agreement) on terms at least as favorable as offered to any other purchaser or licensee while Employee is employed by Emulex.

                 General Provisions.

                  6.1 Attorneys' Fees. If any arbitration, litigation, or other legal proceeding occurs between the parties relating to this Agreement, the prevailing party shall be entitled to recover (in addition to any other relief awarded or granted) his, her, or its reasonable costs and expenses (including attorneys' fees) incurred in the proceeding and any appeal therefrom.

                  6.2 Entire Agreement. This Agreement, including all referenced attachments, constitutes the complete and final agreement between the parties, and supersedes all prior negotiations, agreements, and understandings between the parties concerning its subject matter.

                  6.3 Successors and Assigns. This Agreement is intended to benefit and is binding on (1) the successors and assigns of Emulex, and (2) the heirs and legal successors of Employee.

                  6.4 Separate Enforcement of Provisions. If any provision of this Agreement is held by a court or arbitrator of competent jurisdiction to be unlawful or unenforceable, the remaining provisions of this Agreement shall be enforced to the extent possible.

                  6.5 Governing Law. The validity, construction, and performance of this Agreement is governed by the laws of the State of California.

                  6.6 Right to Relief. If Employee breaches or threatens to breach any provision of this Agreement, in addition to any other rights and remedies Emulex may have, Emulex shall be entitled to temporary and permanent injunctive relief to prevent the breach or threatened breach without the necessity of proving actual damages or posting any bond or undertaking.

                                     C2-10

                  6.7 Waiver and Amendment. No waiver, amendment, or modification of this Agreement shall be effective unless in writing and signed by the party against whom the waiver, amendment, or modification is sought to be enforced. No failure or delay by either party in exercising any right, power, or remedy under this Agreement shall operate as a waiver of the right, power, or remedy. No waiver of any term, condition, or breach of this Agreement shall be construed as a waiver of any other term, condition, or breach.

                 Effective Date. This Agreement, no matter when signed by Employee, is effective from the first date of Employee's employment with Emulex, and shall survive the termination of Employee's employment with Emulex.

                 At Will Employment. Unless specifically provided differently in a separate written agreement signed by an authorized agent of Emulex, Employee acknowledges and agrees that Employee's employment by Emulex is now and will continue to be throughout his or her employment with Emulex "AT WILL," and can be terminated at any time by Emulex for any reason, with or without good cause, and with or without prior warning or notice.

                  Acknowledgment of Reading. Employee acknowledges that Employee has read and understands this Agreement, and has received a copy of it.

AGREED:                                     EMULEX CORPORATION

________________________________            By:_____________________________
Employee's signature

________________________________            ________________________________
Employee's Name                             Name

Dated:__________________________            ________________________________
                                            Title

                                            Dated:__________________________


                                     C2-11

                                                                       EXHIBIT D

                          CERTIFICATE OF INCORPORATION

                                       OF

                                Vixel Corporation

                  FIRST: The name of the Corporation is Vixel Corporation (the "Corporation").

                  SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

                  THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "GCL").

                  FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 10,000 shares, all of which shall be Common Stock, each share having a par value of $0.001.

                  FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

         (1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

         (2) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

         (3) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

         (4) The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law. Any repeal or modification of this Article FIFTH shall be prospective and shall not affect the rights under this Article FIFTH in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

         (5) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

                  SIXTH: Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

                  SEVENTH: The Corporation may indemnify to the fullest extent permitted by law any person (including the representative of such person's estate and such person's successors and assigns) made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director, officer or employee of the Corporation or served at any other enterprise as a director, officer or employee at the request of the Corporation, and in relation thereto advance expenses to any such person.

Neither any amendment nor repeal of this Article SEVENTH nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article SEVENTH shall eliminate or reduce the effect of this Article SEVENTH in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article SEVENTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                  EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                                                     EXHIBIT E-1

                             SECURED PROMISSORY NOTE

                                       OF

                                VIXEL CORPORATION

[DATE]

                  Reference is hereby made to that certain Agreement and Plan of Merger (the "Merger Agreement") entered into as of October 8, 2003 by and among Emulex Corporation, a Delaware corporation ("Lender"), Aviary Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Purchaser"), and Vixel Corporation, a Delaware corporation (the "Borrower"). Capitalized terms used herein, but not defined herein, shall have the respective meanings defined in the Merger Agreement.

                  For value received and pursuant to Section 8.2 of the Merger Agreement, the Borrower hereby promises to pay to the order Lender the principal sum amount equal to [$_____ ($_____)],(1) together with accrued and unpaid interest thereon from the date hereof, in lawful money of the United States of America, on the date that is the earliest to occur of (a) 180 calendar days from the date hereof, (b) the consummation of an acquisition as described in Section 8.2(c) of the Merger Agreement and (c) an Event of Default as provided in
Section 5(b) hereof.

                  1. Interest. The outstanding principal amount of this Note, together with all accrued and unpaid interest thereon, shall bear interest at a rate per annum equal to four percent (4%), compounding annually. Interest shall be calculated on the basis of a year comprised of twelve (12) thirty (30) day months. Payments received by Lender shall be applied first to the payment of accrued but unpaid interest on this Note and then to the reduction of the unpaid principal balance of this Note.

                  2. Method of Payment. All payments hereunder shall be made to the Lender at the principal office of the Lender or at such other place, or by such other means, as the Lender shall designate to the Borrower in writing. If any payment of principal or interest on this Note is due on a day which is not a Business Day, such payment shall be due on the next succeeding Business Day, and such extension of time shall be taken into account in calculating the amount of interest payable under this Note. "Business Day" means any day other than a Saturday, Sunday or legal holiday in the State of California.

                  3. Prepayment. The Borrower shall have the right to prepay the principal amount hereof in full or in part and/or any portion of the accrued but unpaid interest then owing, at any time and from time to time, without premium or penalty. Each partial prepayment of this

------------------------
(1) One-half of the aggregate Termination Fee and Expense Fee (as the same may have been estimated by Parent in good faith prior to the date of this Note, with an adjustment payment in cash upon Parent's definitive determination of the Expense Fee).

                                      E1-1

Note shall first be applied to interest accrued through the date of prepayment and then to principal.

                  4. Security. Pursuant to the Security Agreement, dated on the date hereof (the "Security Agreement"), by and between the Lender and the Borrower, the obligations of the Borrower hereunder are secured by the Collateral (as defined in the Security Agreement), and the holder of this Note is entitled to the Proceeds (as defined in the Security Agreement).

                  5.       Events of Default.

                           (a)      Each of the following shall constitute an
event of default ("Event of Default") hereunder: (i) the Borrower's failure to observe or perform any material covenant or agreement contained in this Note or the Security Agreement which failure continues for thirty (30) calendar days after receipt by the Borrower of written notice from the Lender of such failure;
(ii) any proceeding shall be commenced or any petition shall be filed seeking relief with respect to Borrower under any bankruptcy, insolvency or similar law;
(iii) a receiver, trustee, custodian, sequestrator or similar official shall be appointed with respect to Borrower or any of its property; or (iv) the dissolution or termination of existence of the Borrower; or (v) the acceleration of the maturity of any indebtedness of the Borrower for borrowed money having an aggregate principal amount of at least $550,000.

                           (b)      Upon the occurrence of an Event of Default,
the Lender may at its option by written notice to the Borrower declare this Note and the principal of and accrued interest on this Note and all other charges owing to the Lender to be, and the same shall forthwith become, immediately due and payable; provided, however, that upon the occurrence of an Event of Default set forth in any of clauses (ii), (iii) or (iv) of Section 5(a) above, the entire unpaid principal of and accrued interest on this Note shall automatically become immediately due and payable without the need for any notice to the Borrower or other action or election by Lender, all of which are hereby waived. Upon the occurrence of an Event of Default, the Lender, may, in addition to all rights and remedies available to it at law, exercise any or all of its rights under the Security Agreement.

                           (c)      In the event of an Event of Default, the
Borrower shall pay on demand, in addition to the principal and interest payable hereunder, all reasonable attorneys' fees and disbursements and court costs incurred by the Lender in connection with the enforcement and collecting this Note.

                           (d)      Borrower covenants and agrees that until
this Note is paid in full it will promptly after the occurrence of an Event of Default or an event, act or condition that, with notice or lapse of time or both, would constitute an Event of Default, provide Lender with a certificate of the chief executive officer or chief financial officer of Borrower specifying the nature thereof.

                  6. Representations and Warranties. Borrower hereby represents and warrants to Lender that:

                           (a)      it is a duly organized and validly existing
corporation in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and

                                      E1-2
authority to own and operate its properties, to transact the business in which it is now engaged and to execute and deliver this Note;

                           (b)      this Note constitutes the duly authorized,
legally valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms;

                           (c)      all consents and grants of approval required
to have been granted by any person (as such term is defined in the Merger Agreement) in connection with the execution, delivery and performance of this Note have been granted;

                           (d)      the execution, delivery and performance by
Borrower of this Note do not and will not (i) violate any Legal Requirement, contract or agreement to which it is subject or by which its properties are bound or the charter documents or bylaws of Borrower or (ii) result in the creation of any Encumbrance with respect to the property of Borrower (other than pursuant hereto);

                           (e)      there is no private or governmental action,
suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic or, to the knowledge of the Borrower, threatened against the Borrower or its subsidiaries any of their properties or any of their officers or directors (in their capacities as such). There is no judgment, decree or order against the Borrower or any of its subsidiaries or, to the knowledge of the Borrower, any of their directors or officers (in their capacities as such), that would reasonably be expected to have a Material Adverse Effect on the Borrower; and

                           (f)      the security interests in the Collateral
granted to Lender under the Security Agreement constitute valid and continuing security interests in the Collateral and upon filing a financing statement naming Borrower as "debtor" and Lender as "secured party" in the appropriate filing offices, the security interests in the Collateral granted to Lender under the Security Agreement will constitute perfected security interests therein superior and prior to all Encumbrances, rights or claims of all other persons, except as set forth in Section 7 hereof.

                  7.       Subordination.

                           (a)      For purposes of this Note, "Senior Debt"
shall mean any indebtedness of Borrower or any of its subsidiaries (including interest, premium and penalties due from or arising out of such indebtedness or any refinancing thereof) to Silicon Valley Bank pursuant to that certain Loan and Security Agreement, dated September 23, 2003, between Silicon Valley Bank and Borrower (the "SVB Security Agreement"). For purposes of this Note, "Senior Lien" shall mean the security interests now or in the future held by Silicon Valley Bank in Borrower's collateral pursuant to the SVB Security Agreement.

                           (b)      The security interests now or in the future
held by Lender in the Collateral pursuant to the Security Agreement (the "Junior Liens") are and will be junior and subordinate to the Senior Liens. The subordinations and priorities provided for in this Note are applicable irrespective of the time or order of attachment or perfection of the Senior Liens and the Junior Liens.

                                      E1-3

                           (c)      The indebtedness evidenced by this Note, and
any renewals or extensions thereof, shall at all times be wholly subordinate and junior in right of payment to any Senior Debt, in the manner and with the force and effect hereafter set forth:

                                    (i)      In the event of any liquidation,
                  dissolution or winding up of the Borrower, or of any execution, sale, receivership, insolvency, bankruptcy, readjustment, reorganization or other similar proceeding relative to the Borrower or its property, all Senior Debt shall first be irrevocably paid in full before any payment is made upon the indebtedness evidenced by this Note; and in any such event any payment or distribution of any kind or character, whether in cash, property or securities (other than in securities, including equity securities, or other evidences of indebtedness, the payment of which is subordinated to the payment of the Senior Debt then outstanding), which shall be made upon or in respect of this Note shall be applied in payment of the Senior Debt unless and until the Senior Debt shall have been paid or satisfied in full.

                                    (ii)     In the event that this Note is
                  declared or becomes due and payable because of the occurrence of any Event of Default hereunder under circumstances when the foregoing clause (i) shall not be applicable, the Lender shall be entitled to payments only after there shall first have been paid in full all Senior Debt outstanding at the time this Note so becomes due and payable because of any such event, or payment shall have been provided for in a manner satisfactory to the holders of the Senior Debt.

                                    (iii)    During the continuance of any
                  default which would permit an acceleration of the maturity of any Senior Debt, no payment of principal or interest shall be made on this Note if written notice of such default (a "Default Notice") has been given to the Borrower by the holders of any Senior Debt. Upon receipt of any Default Notice from the holders of any Senior Debt, Borrower shall forthwith send a copy thereof to the holder of this Note. Any payment or distribution of any kind or character, whether in cash, property or securities, made with respect to this Note after receipt by Borrower of a Default Notice shall be held by the Lender in trust for the benefit of, and shall be paid over to the holders of the Senior Debt for application to the Senior Debt unless and until the Senior Debt shall have been paid or satisfied in full.

                                    (iv)     No right of the holders of any
                  Senior Debt to enforce subordination as herein provided shall at any time or in any way be affected or impaired by any failure to act on the part of the Borrower or the holders of any Senior Debt, or by any noncompliance by Borrower with any of the terms, provisions and covenants of the Note or the agreement under which it is issued, regardless of any knowledge thereof that the holders of any Senior Debt may have or be otherwise charged with.

                                    (v)      Borrower agrees, for the benefit of
                  present and future holders of Senior Debt, that in the event that this Note is declared due and payable before its expressed maturity because of the occurrence of an Event of Default

                                      E1-4
                  hereunder, Borrower will give prompt notice in writing of such happening to the holders of the Senior Debt.

                           (d)      The foregoing provisions are solely for the
purpose of defining the relative rights of the holders of Senior Debt and Senior Liens, on the one hand, and the Lender on the other hand, and nothing herein shall impair, as between the Borrower and the Lender, the obligation of the Borrower which is unconditional and absolute, to pay the principal and interest on the Note in accordance with its terms, nor shall anything herein prevent the Lender from exercising all remedies otherwise permitted by applicable law or hereunder or under the Security Agreement upon default hereunder or under the Security Agreement, subject to the rights of the holders of the Senior Debt and Senior Liens as set forth herein.

                  8. Recourse. In addition to recourse against the Collateral as provided in the Security Agreement, the Lender shall be entitled to recourse against the Borrower for the payment of any principal of or interest on the Note or for any claim based hereon (including costs of collection).

                  9. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the choice of laws rules thereof.

                  10. Loss, Mutilation, Etc. Upon notice from the holder of this Note to the Borrower of the loss, theft, destruction or mutilation of this Note, and upon receipt of an indemnity reasonably satisfactory to the Borrower from the holder of this Note or, in the case of mutilation hereof, upon surrender of the mutilated Note, the Borrower will make and deliver a new note of like tenor in lieu of this Note.

                  11. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

                           (a)      if to Lender:

                                    Emulex Corporation
                                    3535 Harbor Boulevard
                                    Costa Mesa, California 92626
                                    Attention: Randall G. Wick
                                               Vice President, General Counsel
                                    Telephone: (714) 662-5600
                                    Facsimile: (714) 641-0172

                                      E1-5
                                    and with a copy to:

                                    Skadden, Arps, Slate, Meagher & Flom LLP
                                    525 University Avenue, Suite 1100
                                    Palo Alto, California  94301
                                    Attention: Gregory C. Smith
                                    Telephone: (650) 470-4500
                                    Facsimile: (650) 470-4570

                           (b)      if to the Borrower:

                                    Vixel Corporation
                                    11911 North Creek Parkway South
                                    Bothell, Washington 98011
                                    Attention: Kurtis L. Adams
                                               Chief Financial Officer
                                    Telephone: (425) 806-4528
                                    Facsimile: (425) 806-4001

                                    with a copy to:

                                    Heller Ehrman White & McAuliffe LLP
                                    701 Fifth Avenue, Suite 6100
                                    Seattle, Washington 98104
                                    Attention: David Wilson
                                    Telephone: (206) 447-0900
                                    Facsimile: (206) 447-0849

                  12. Waivers. Borrower, to the extent permitted by law, hereby waives presentment, protest, demand for performance and payment, and notice of protest, non-performance and dishonor.

                  13. Savings Clause. In the event any provisions hereof shall result, for any reason and at any time, in an effective rate of interest that exceeds the limit of the usury or any other law applicable to interest on the indebtedness evidenced hereby, all sums in excess of those lawfully collectible as interest for the period in question shall be (a) applied, to the extent of such excess, against the unpaid principal amount evidenced hereby with the same force and effect as though Lender had agreed to accept such extra payment(s) as a prepayment or (b) if the indebtedness has been fully paid, refunded by Lender to Borrower to the extent of such excess.

                  14. Transferability. Neither this Note nor any obligation hereunder is assignable by Borrower except by operation of law or with the written consent of the Lender.

                                      E1-6

Any purported assignment or other transfer of this Note or any obligation hereunder by Borrower shall be null and void.

                  15. Successors. The provisions hereof shall be binding upon the legal representatives, successors and permitted assigns of the Borrower and shall inure to the benefit of the Lender, its successors by operation of law and its permitted transferees. A transferee of the Borrower's assets resulting from merger, consolidation or similar transaction and a transferee of all or substantially all of the Borrower's assets as a going concern shall be deemed a successor of the Borrower.

                  [Remainder of Page Left Intentionally Blank]

                                      E1-7

                  IN WITNESS WHEREOF, the Borrower has executed this Note on the date first above written.

                                        BORROWER:

                                        VIXEL CORPORATION

                                        By: ____________________________________
                                            Name:
                                            Title:

                                        Address: 11911 North Creek Parkway South
                                                 Bothell, Washington 98011

                                      E1-1

                                                                     EXHIBIT E-2

                               SECURITY AGREEMENT

                  SECURITY AGREEMENT, dated as of [Date] (the "Agreement"), by and between Vixel Corporation, a Delaware corporation (the "Borrower"), and Emulex Corporation, a Delaware corporation (the "Secured Party" and together with the Borrower the "Parties").

                  WHEREAS, the Borrower has agreed to grant a security interest in the Collateral (as defined below) and the Proceeds (as such term is defined in Section 9-102 of the Uniform Commercial Code in force and effect in the State of Delaware (the "UCC")) to the Secured Party to secure the Borrower's obligations under the Secured Promissory Note dated as of the date hereof in the amount of set forth therein (the "Note"), a copy of which is attached as Exhibit A hereto.

                  NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

1. Grant of Security Interest in Collateral. The Borrower hereby grants to the Secured Party, as security for its obligations to the Secured Party under the Note (the "Obligations"), a security interest in all of the Borrower's inventory, equipment, tangible personal property, general intangibles (including intellectual property rights), chattel paper and deposit accounts (as each such term is defined in Section 9-102 of the UCC) (the "Collateral") and the Proceeds thereof, but not including any equipment subject to an equipment lease in respect of which the lessor has retained a security interest under contract or applicable law.

2. Filing of Financing Statement. The Borrower hereby authorizes the Secured Party to file a financing statement and any amendments thereto, including continuation statements, describing the Collateral and the Proceeds.

3.   Borrower's Covenants.

     a. The Borrower agrees: (i) at any time and from time to time, upon request of the Secured Party, to execute any notice, instrument, document or agreement that the Secured Party shall consider necessary or desirable to create, preserve, continue, perfect or validate any security interest granted hereunder or which the Secured Party may consider necessary or desirable to exercise or enforce its rights hereunder with respect to such security interest, which notice, financing statement, continuation statement, instrument, document or agreement may be filed and/or recorded by the Secured Party at Borrower's expense; and (ii) to give the Secured Party prompt written notice of any

                                      E2-1
          litigation filed or claim asserted against the Borrower relating to or potentially affecting the Collateral.

     b. The Borrower agrees to: (i) pay promptly the Obligations secured hereby when due and (ii) pay reasonable attorneys' fees and expenses incurred by the Secured Party in the preservation, realization, enforcement and exercise of its rights, powers and remedies hereunder.

4. Payment of Taxes, Charges, Liens and Assessments. The Borrower agrees to pay, prior to delinquency, all taxes, charges, liens and assessments against the Collateral and the Proceeds, and upon the failure of the Borrower to do so, the Secured Party shall be entitled to do so, with any such payments thereafter to be deemed Obligations of the Borrower to the Secured Party, due and payable immediately without demand and secured by the Collateral and the Proceeds, subject to all of the terms and conditions of this Agreement.

5. Powers of Secured Party. The Borrower appoints the Secured Party (or a designee thereof) his true attorney in fact to perform any of the following powers, which are coupled with an interest, are irrevocable until termination of this Agreement and may be exercised from time to time by the Secured Party' officers and employees, or any of them, whether or not the Borrower is in default: (a) to perform any obligations of the Borrower hereunder in the Borrower's name or otherwise; (b) to give notice of Secured Party' rights with respect to the Collateral and to enforce such rights; (c) to release security; (d) to resort to security; (e) to prepare, execute, file, record or deliver notes, assignments, schedules, designation statements, financing statements, continuation statements, termination statements, statements of assignment, applications for registration or like papers to perfect, preserve or release the Secured Party's security interest in the Collateral; (f) to verify facts concerning the Collateral by inquiry of obligors thereon, or otherwise, in its own name or fictitious name; (g) after an Event of Default (as defined below), to endorse, collect, deliver and receive payment under instruments for the payment of money constituting or relating to the Collateral; (h) after an Event of Default, to preserve or release the interest evidenced by chattel paper to which the Secured Party is entitled hereunder and to endorse and deliver evidences of title incidental thereto; and (j) to do all acts and things and execute all documents in the name of the Borrower otherwise, deemed by the Secured Party as necessary and proper in connection with the preservation, perfection or enforcement of its rights hereunder.

                                      E2-2

6.   Events of Default; Remedies.

     a. An Event of Default (as defined in the Note) under the Note shall constitute an event of default ("Event of Default") hereunder.

     b. Upon the occurrence of an Event of Default, the Secured Party may, in addition to all rights under the UCC, exercise any or all of its rights hereunder including, the right to take possession of the Collateral, and for that purpose the Secured Party may enter upon any premises on which the Collateral or any part of it may be situated and remove it. The Secured Party may require Borrower to make the Collateral available to the Secured Party at a place to be designated by the Secured Party which is reasonably convenient to both Parties. Borrower shall pay the Secured Party's reasonable expenses of retaking, holding, preparing for sale and selling the Collateral and shall include, without limitation, the Secured Party's reasonable attorneys' fees and expenses. The Secured Party shall have the right to set off such expenses against any proceeds of any disposition by the Secured Party of any of the Collateral.

7. No Waiver. The failure of the Secured Party to exercise any right or remedy under this Agreement or the Note, or delay by the Secured Party in exercising same, will not operate as a waiver thereof. No waiver by the Secured Party will be effective unless and until it is in writing and signed by the Secured Party. No waiver of any condition or performance will operate as a waiver of any subsequent condition or obligation. The Secured Party shall have no obligation to resort to the Collateral or any other security which is or may become available to it.

8.   Miscellaneous.

     a. This Agreement, any amendments or replacement hereof, and the legality, validity and performance of the terms hereof, shall be governed by and enforced and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws and principles thereof except to the extent that the UCC provides for the application of the law of any other jurisdiction.

     b. This Agreement and the rights, powers and duties set forth herein shall be binding upon the Borrower, its agents, representatives and successors and shall inure to the benefit of the Secured Party and its successors and permitted assigns and, in the event of any transfer or assignment of rights by the Secured Party, the rights and privileges herein conferred upon the Secured Party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. This Agreement

                                      E2-3
          and the rights and privileges herein conferred upon the Secured Party may not be assigned by the Secured Party without the consent of the Borrower except in connection with a permitted assignment of the Note.

     c. In the event that any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be modified to conform with such statute or rule of law. Any provision hereof which may prove invalid or unenforceable under any applicable law shall not effect the validity or enforceability of any other provisions hereof.

     d. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

                           (a)      if to Lender:

                                    Emulex Corporation
                                    3535 Harbor Boulevard
                                    Costa Mesa, California 92626
                                    Attention: Randall G. Wick
                                               Vice President, General Counsel
                                    Telephone: (714) 662-5600
                                    Facsimile: (714)  641-0172

                                    with a copy to:

                                    Skadden, Arps, Slate, Meagher & Flom LLP
                                    525 University Avenue, Suite 1100
                                    Palo Alto, California  94301
                                    Attention: Gregory C. Smith
                                    Telephone: (650) 470-4500
                                    Facsimile: (650) 470-4570

                                      E2-4

                           (b)      if to the Borrower:

                                    Vixel Corporation
                                    1911 North Creek Parkway South
                                    Bothell, Washington 98011
                                    Attention: Kurtis L. Adams
                                               Chief Financial Officer
                                    Telephone: (425) 806-4528
                                    Facsimile: (425) 806-4001

                                    with a copy to:

                                    Heller Ehrman White & McAuliffe LLP
                                    701 Fifth Avenue, Suite 6100
                                    Seattle, Washington 98104
                                    Attention: David Wilson
                                    Telephone: (206) 447-0900
                                    Facsimile: (206) 450-0849

     e. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same document.

     f. This Agreement and the security interest hereunder shall terminate upon the full and final performance of all Obligations of the Borrower. At such time, the Secured Party shall promptly reassign to the Borrower all of the Collateral hereunder which has not been sold, disposed of, retained or applied by the Secured Party in accordance with the terms hereof and shall take all actions reasonably requested by the Borrower to release the Collateral from the security interest granted hereby, including without limitation filing all appropriate UCC termination statements.

                                      E2-5

                  IN WITNESS WHEREOF, the undersigned have caused this Security Agreement to be executed as of the date first written above.

                                            BORROWER:

                                            VIXEL CORPORATION

                                            By: ________________________________
                                            Name:
                                            Title:

                                            SECURED PARTY:

                                            EMULEX CORPORATION

                                            By: ________________________________
                                            Name:
                                            Title:

                                      E2-6